UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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POTLATCH CORPORATION

(Name of Registrant as Specified In Its Charter)

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POTLATCH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
MAY 7, 2012

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

Potlatch Corporation

601 West First Ave., Suite 1600
Spokane, Washington 99201
April 2, 2012
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of Stockholders of Potlatch Corporation will be held at The Spokane Club (Downtown), 1002 W. Riverside Avenue, Spokane, Washington 99201, on Monday, May 7, 2012, at 9:00 a.m. local time.
We are holding this meeting to:

●	elect two directors to the Potlatch Corporation Board of Directors;

●	ratify the appointment of KPMG LLP as our independent auditors for 2012;

●	conduct an advisory vote to approve executive compensation; and

●	transact any other business that properly comes before the meeting.
Your Board of Directors has selected March 16, 2012, as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement.
Potlatch’s proxy statement, Notice of Meeting, proxy card, and 2011 Annual Report, are being distributed to stockholders on or about April 2, 2012. Your vote is important, so please vote your shares promptly. To vote your shares, please refer to the instructions on the enclosed proxy card or voting instruction form, or review the section titled “Annual Meeting Information - Voting” of the accompanying proxy statement.
By Order of the Board of Directors,
Lorrie D. Scott
Vice President, General Counsel &
Corporate Secretary

ANNUAL MEETING INFORMATION
This proxy statement and the enclosed proxy card are being furnished to stockholders of Potlatch Corporation in connection with the solicitation of proxies by our Board of Directors for use at the 2012 Annual Meeting of Stockholders, which is described below. We expect to mail this proxy statement, the Notice of Meeting, and the form of proxy enclosed, on or about April 2, 2012.
Date, time and place of the meeting
The 2012 Annual Meeting of Stockholders will be held on Monday, May 7, 2012, at 9:00 a.m., local time, at The Spokane Club (Downtown), 1002 W. Riverside Avenue, Spokane, Washington 99201.
Purpose of the meeting
The purpose of the meeting is to vote upon three proposals. These proposals and the vote required for approval of each proposal are as follows:

Election of Directors. The first proposal requests the election of two directors to our Board. Because this is an uncontested election, the affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director.

Independent Auditor. The second proposal requests the ratification of the appointment of KPMG LLP as our independent auditors for 2012. The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of our independent auditors.

Executive Compensation. The third proposal requests a non-binding, advisory vote to approve executive compensation. The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to approve executive compensation.

The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes (described below under the heading "Shares" held in "street" or "nominee" name) will not be counted in determining the number of votes necessary for approval.
Recommendation of the Board of Directors
Our Board unanimously recommends that you vote
FOR each director nominee
FOR the ratification of the appointment of KPMG LLP as our independent auditors for 2012
FOR approval of our executive compensation
Who may vote
Stockholders who owned common stock at the close of business on March 16, 2012, the record date for the Annual Meeting, may vote at the meeting. For each share of common stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.
Quorum
On March16, 2012, the record date, we had 40,331,987 shares of common stock outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of shares outstanding on the record date are present either in person or by proxy. Abstentions and broker non-votes will both be treated as present for purposes of determining the existence of a quorum.

Proxy solicitation
Certain of our directors, officers and employees and our proxy solicitor, D.F. King & Co., also may solicit proxies on our behalf by mail, phone, fax, email or in person. We will bear the cost of the solicitation of proxies, including D.F. King’s fee of $10,500 plus out-of-pocket expenses, and we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Potlatch stock. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.
Tabulation of votes—Inspector of Election
Our transfer agent, Computershare Shareowner Services LLC, will act as the inspector of election at the Annual Meeting and we will reimburse reasonable charges and expenses related to the tabulation of votes.
Voting
You may vote your shares in one of several ways, depending upon how you own your shares.
Shares registered directly with Potlatch (in your name):

•	Via Internet: Go to www.proxyvoting.com/pch and follow the instructions. You will need to enter the Holder Account Number and Proxy Access Number printed on the enclosed proxy card.

•	By Telephone: Call toll-free 1-866-540-5760 and follow the instructions. You will need to enter the Holder Account Number and Proxy Access Number printed on the enclosed proxy card.

•
In Writing: Complete, sign, date and return the enclosed proxy card in the envelope provided, or provide it or a ballot distributed at the Annual Meeting directly to the inspector of election at the Annual Meeting when instructed.

Shares held in a Potlatch 401(k) Savings Plan (through Mercer Trust Company):

•
Via Internet: If you are a participant in the Potlatch Hourly 401(k) Plan or the Potlatch Salaried 401(k) Plan, go to www.proxyvoting.com/pch and follow the instructions. You will need to enter the Control Number printed on the enclosed voting instruction form.

•	By Telephone: Call toll free 1-866-540-5760 and follow the instructions. You will need to enter the Control Number printed on the enclosed voting instruction form.

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In Writing: Complete, sign, date and return the enclosed proxy card in the envelope provided. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee):

•
You may receive a separate voting instruction form with this proxy statement from your bank, broker or nominee, or you may need to contact your bank, broker or nominee to determine whether you will be able to vote electronically using the Internet or telephone. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

•
If you are the beneficial owner of shares held in “street name” by a broker, then the broker must vote those shares in accordance with your instructions. If you do not give specific voting instructions to the broker, under Nasdaq rules your broker cannot vote your shares on “non-discretionary” items. On “non-discretionary” items for which you do not give voting instructions, the votes will be considered “broker non-votes.”

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The election of directors is a “non-discretionary” item. This means that the election of directors may not be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.

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The advisory vote to approve executive compensation is also a “non-discretionary” item and may not be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.

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The ratification of the appointment of KPMG LLP as our independent auditors for 2012 is a “discretionary” item. This means that this proposal may be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.

If you return your proxy card by mail or vote via the Internet or by telephone but do not select a voting preference, the individuals named as proxies on the enclosed proxy card or voting instruction form will vote your shares FOR the election of the two nominees for director identified in this proxy statement, FOR the ratification of the appointment of KPMG LLP as our independent auditors for 2012 and FOR approval of our executive compensation. If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., toll-free at 1-800-697-6975.
Revoking your proxy
If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Corporate Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the meeting, by itself, will not revoke a proxy. If shares are registered in your name, you may revoke your proxy by telephone by calling 1-866-540-5760 and following the instructions or via the Internet by going to www.proxyvoting.com/pch and following the instructions.
If your shares are held in a Potlatch 401(k) Savings Plan (through Mercer Trust Company), you may revoke your proxy by telephone by calling 1-866-540-5760 and following the instructions or via the Internet by going to www.proxyvoting.com/pch and following the instructions. If you are a stockholder whose shares are held in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.
Annual Meeting attendance
We cordially invite and encourage all of our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. If you own shares in “street” or “nominee” name, you must bring proof of ownership (for example, a current broker’s statement) in order to be admitted to the meeting.
Other matters presented at the Annual Meeting
We do not expect any matters, other than those included in this proxy statement, to be presented at the 2012 Annual Meeting. If other matters are presented, the individuals named as proxies on the enclosed proxy card will have discretionary authority to vote your shares on such matters.
Directions to the Annual Meeting
If you need directions to the Annual Meeting, please contact D.F. King & Co., toll-free at 1-800-697-6975.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2012. This proxy statement and the 2011 Annual Report are available at http://bnymellon.mobular.net/bnymellon/pch.

PROPOSAL 1 – ELECTION OF DIRECTORS
We recommend a vote FOR each nominee.
Our Board of Directors is divided into three classes serving staggered three-year terms. Each of the nominees listed below has been nominated unanimously by our Board of Directors at the recommendation of our Nominating and Corporate Governance Committee in accordance with the Committee’s Director Nomination Policy and our Corporate Governance Guidelines.
The individuals named as proxies on the enclosed proxy card will vote FOR the election of all nominees unless you direct them to vote against any nominee or abstain from voting for any nominee. Each of the nominees is now a member of the Board. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.
Nominees for Election at This Meeting for a Term Expiring in 2015
Boh A. Dickey
Age 67, a director since July 2000.

William L. Driscoll
Age 49, a director since January 2004.
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect each of the nominees for director listed in Proposal 1.

BOARD OF DIRECTORS
Our Board of Directors is divided into three classes serving staggered three-year terms. The Board of Directors is authorized to fix the number of directors within the range of 7 to 15 members, and has fixed the number at 8. At the Annual Meeting, you and the other stockholders will elect two individuals to serve as directors until the 2015 Annual Meeting. See “Proposal No. 1—Election of Directors.” Our Bylaws require our directors to be elected by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.
Below are the names and ages of our eight directors as of the date of this proxy statement, the year each of them became a director, their principal occupation or employment for at least the past five years, and certain of their other directorships. In addition, set forth below for each director is a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that the director should serve as a director for the company. If you do not select a voting preference, the persons named as proxies in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director. If any of the nominees becomes unable to serve, however, the persons named as proxies will have discretionary authority to vote for a substitute nominee.
Nominees for Election at this Meeting for a Term Expiring in 2015 (Class I)
Boh A. Dickey (age 67) has been a director since July 2000. Until his retirement in 2001, Mr. Dickey was the President, Chief Operating Officer and a director of SAFECO Corporation, an insurance and financial services company. He also serves as the Vice Chairman of the Board and a director of Clearwater Paper Corporation (NYSE: CLW).
Having previously served as the Controller and Chief Financial Officer of SAFECO Corporation, as well as an audit partner at a public accounting firm, Mr. Dickey has substantial financial reporting expertise as well as an understanding of internal controls. Mr. Dickey also has significant oversight and executive-level management experience, having been responsible for multiple divisions and subsidiaries at SAFECO Corporation as well as serving on the boards of directors of four public companies in the past 15 years.
William L. Driscoll (age 49) has been a director since January 2004. He is currently a partner with Pointe Group Management Company, a private commercial real estate and management company. In March 2008, Mr. Driscoll was recalled to active duty in the United States Marine Corps Reserve as a Civil Affairs officer and deployed to Afghanistan through November 2008. Mr. Driscoll also spent approximately nine months in 2006 serving in Iraq with the United States Marine Corps. Prior to that time, he was a marketing and business consultant for ID Micro, a radio frequency technology company with which he had been associated beginning in January 2005. Mr. Driscoll was Vice President of Strategic Accounts for PACCESS, a packaging solutions company, from December 2002 to December 2004. Mr. Driscoll is on the board of directors of Greenwood Resources, Inc., a company that invests in and manages high yield, short rotation, sustainable tree farms in the United States, Asia, Europe and South America.
Mr. Driscoll has extensive experience with evaluating, establishing and managing major commercial relationships such as joint ventures, with particular skills in real estate and commercial property management. In addition, Mr. Driscoll has strong strategic planning and financial analysis skills, including global purchase and supply chain management skills. He also has experience operating in the domestic and international forestry and wood products industries.

Directors Continuing in Office until 2013 (Class II)
Michael J. Covey (age 54) has been a director since February 2006. Our President and Chief Executive Officer since February 2006, Mr. Covey has been Chairman since January 1, 2007. Prior to joining Potlatch in February 2006, he was employed for 23 years by Plum Creek Timber Company, Inc., a real estate investment trust, where he served as Executive Vice President from August 2001 until shortly before joining Potlatch in February 2006.
As our President and Chief Executive Officer, Mr. Covey has a deep understanding of all aspects of our business and operations. Mr. Covey has a strong background in timberland real estate and forest products, with extensive executive-level experience in financial and operational management of timberlands and wood products and other manufacturing facilities. In addition, Mr. Covey also has experience managing a REIT, with an operational understanding of the requirements associated with maintaining REIT status. We believe Mr. Covey’s deep knowledge of our industry and his deep understanding of our business and operations enables him to facilitate the Board’s oversight role.
Ruth Ann M. Gillis (age 57) has been a director since November 2003. Since June 2009, Ms. Gillis has served as Executive Vice President and Chief Administrative and Diversity Officer of Exelon Corporation (NYSE: EXC), a publicly held energy company. From January 2008 to June 2009, she was Executive Vice President of Exelon, and from October 2005 to January 2008, she was Senior Vice President of Exelon Corporation. Since October 2005, Ms. Gillis has also served as President of Exelon Business Services Company, a subsidiary of Exelon Corporation. From August 2004 to October 2005, she served as Executive Vice President of Commonwealth Edison, another subsidiary of Exelon Corporation, and was President of Exelon Business Services Company from November 2002 to August 2004. Ms. Gillis also serves as a director of KeyCorp (NYSE: KEY), a financial services company, and was a director of Archstone-Smith, a real estate REIT that was previously publicly traded, from 2004 until 2007.
Ms. Gillis has extensive experience with accounting and auditing matters, financing activities, cash management, financial risk management and treasury functions, having previously served as chief financial officer of Exelon Corporation. As a senior executive of a publicly held energy company, Ms. Gillis brings operational and oversight experience with respect to a variety of transactional and corporate services, including information technology, supply chain, and human resources.
Gregory L. Quesnel (age 63) has been a director since September 2000. Mr. Quesnel served as President, Chief Executive Officer and a director of CNF, Inc. (NYSE: CNW), a supply chain logistics management company, from 1998 to 2004, and as Executive Vice President and Chief Financial Officer from 1994 to 1998, and Senior Vice President and Chief Financial Officer from 1991 to 1994. He serves as a director of Synnex Corporation (NYSE: SNX), a business process services company, and Ross Stores, Inc. (NASDAQ: ROST), a clothing retailer.
Having served for seven years as Chief Executive Officer and a member of the board of directors, and seven years as Chief Financial Officer, of a global supply chain management company, Mr. Quesnel has extensive operational and oversight experience with regard to corporate strategic planning, mergers and acquisitions, risk management, finance, accounting, administration, technology, investor relations and procurement. Mr. Quesnel’s service on the boards of two other public companies provides him additional corporate governance, leadership and oversight experience.
Directors Continuing in Office until 2014 (Class III)
Jerome C. Knoll (age 69) has been a director since December 2001. Mr. Knoll has been Chairman of the Board and Chief Executive Officer of Marathon Industries, Inc., a distributor of polyurethane and pneumatic tires and other products, since January 2000. He also served as Vice President of Genie Industries, Inc., a manufacturer of aerial work platforms, from 1989 through December 2007 and served as its Chief Financial Officer from 1989 through April 2001.

Mr. Knoll’s role as the chief executive officer and board member of a large polyurethane manufacturer and distributor provides him significant executive-level management and oversight skills and experience. Mr. Knoll has experience managing and overseeing numerous customer and distributor relationships, as well as manufacturing, supply-chain and sales logistics. Mr. Knoll also has experience with accounting and auditing matters.
John S. Moody (age 63) has been a director since September 2006. Mr. Moody is President of Parkside Capital, LLC in Houston, which is the general partner and manager of Parkside Capital Land Fund, LTD, a Texas real estate private equity firm. From 2004 through 2005, he served as President and Chief Executive Officer of HRO Asset Management, LLC, a real estate advisory business. From 2001 to 2004, Mr. Moody was President of Marsh & McLennan Real Estate Advisors, Inc., a business that directed real estate projects and transactions for Marsh & McLennan. He also serves as a director of Huron Consulting Group (NASDAQ: HURN), a publicly held integrated strategic services provider, and Hines Global REIT, Inc., a commercial real estate REIT. From 2000 to 2005, Mr. Moody served on the board of directors of Equity Office Properties Trust, and from 2004 to 2006, he served on the board of directors of CRIIMI MAE, Inc., both of which were publicly traded REITs.
Mr. Moody has substantial real estate and real estate services experience, including evaluating investment opportunities, advising on real estate acquisitions and dispositions, and managing and overseeing real estate development and properties. Mr. Moody also has extensive experience with publicly traded REITs, having previously served in executive and board roles.
Lawrence S. Peiros (age 56) has been a director since February 2003. Mr. Peiros is Executive Vice President and Chief Operating Officer of The Clorox Company (NYSE: CLX), a household consumer products company. Previously, he served as Group Vice President of The Clorox Company, a position he held from February 1999.
Mr. Peiros has significant leadership, operational and risk oversight skills, as well as extensive sales, marketing, product supply and research and development experience. In his position as a senior executive at a major consumer products company, Mr. Peiros also has experience overseeing global operating divisions.

CORPORATE GOVERNANCE
Potlatch Corporation is committed to sound principles of corporate governance and high ethical standards. Our Board reevaluates our policies on an ongoing basis to ensure they address our company’s needs. Information is provided below regarding certain key corporate governance and ethics policies and practices which we believe enable us to manage our business in accordance with sound principles of corporate governance and high ethical standards and in the best interests of our stockholders. Copies of our corporate governance documents and policies are available for downloading or printing by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and then selecting the appropriate link. You may also obtain a printed copy of any of the materials referred to below by contacting us at the following address:
Potlatch Corporation
Attention: Corporate Secretary
601 West First Ave., Suite 1600
Spokane, Washington 99201
Telephone: (509) 835-1500
Corporate Governance Guidelines; Corporate Conduct and Ethics Code
Our Board of Directors and management operate within our comprehensive plan of corporate governance that defines our Board’s and executives’ responsibilities, sets high standards for their professional and personal conduct, and provides for monitoring of their compliance with those responsibilities and other legal standards. Our Board has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our company. In addition, all committees of the Board operate under charters that describe the responsibilities and practices of each committee.
We have adopted a Corporate Conduct and Ethics Code, or Ethics Code, which provides ethical standards and policies that apply to all of our directors, officers and employees. Our Ethics Code requires that our directors, officers and employees avoid conflicts of interest, comply with laws and other legal requirements, conduct business honestly and ethically, provide full and accurate reporting to us, and otherwise act with integrity and in our best interests. We have also established procedures so that complaints regarding our accounting and auditing matters, conflicts of interests, securities violations and other matters can be submitted confidentially and anonymously. See “Communications with Directors” below.
Copies of the Ethics Code and the Governance Guidelines are available for downloading or printing by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and then selecting the appropriate link.

Majority Voting in Director Elections
We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the voting power of the capital stock issued and outstanding, present in person or by proxy and entitled to vote for the election of directors. As provided in our bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election. The Board may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation. If an incumbent director fails to receive the required vote for re-election in an uncontested election, the Nominating and Corporate Governance Committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.

Nominees for Director
Our Nominating and Corporate Governance Committee, or Nominating Committee, is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. The Board nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.
Our Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their ability to act on behalf of all stockholders and their character, judgment, business acumen and diversity of experience, backgrounds, perspective and skills. With respect to a candidate’s diversity of backgrounds, perspective and skills, the Board is particularly interested in maintaining a mix of directors that includes the following backgrounds:

•	active or retired chief executive officers and senior executives,

•	members of boards of directors of other public companies,

•	individuals with real estate investment and development experience,

•	individuals with substantial finance, operational, accounting, legal or marketing experience, and

•	individuals with executive-level experience with manufacturing companies.
In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating Committee also seeks to ensure that a majority of our Board members are independent under Nasdaq rules, as required by our Governance Guidelines, and that at least one Board member meets the criteria for an “audit committee financial expert” under Securities and Exchange Commission, or SEC, rules.
The Nominating Committee periodically reviews the qualification standards for Directors as outlined in the company’s Corporate Governance Guidelines and recommends to the Board any changes deemed appropriate by the Committee. In addition, the Board reviews the effectiveness of its membership criteria and board composition annually through its Board performance evaluation.
Prior to each annual meeting of stockholders, our Nominating Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wants to continue in service, the Nominating Committee decides not to re-nominate the director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the Nominating Committee considers various candidates for Board membership, including those suggested by the Nominating Committee members, by other Board members, by any director search firm engaged by the Nominating Committee and by our stockholders.
A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee should notify our Corporate Secretary in writing at our principal office. Such notice must be delivered to our offices by the deadline set forth in our Bylaws. Each notice must include the information about the stockholder and the prospective nominee, which must be updated as necessary, as would be required if the stockholder were nominating a person to the Board under our Bylaws, including the following information:

•	the name and address of the stockholder;

•
the shares of Potlatch common stock owned by the stockholder or the prospective nominee, and a description of any derivative or short positions or similar hedging transactions with respect to Potlatch’s common stock held by the stockholder or the prospective nominee;

•	a description of any arrangements to which the stockholder is a party with respect to the nomination of the prospective nominee;

•	the name, age, business address and residence address of the prospective nominee;

•	the principal occupation of the prospective nominee;

•
a statement whether the prospective nominee, if elected, intends to tender an irrevocable resignation effective upon (i) his or her failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board;

•	a description of all compensation and other relationships during the past three years between the stockholder and the prospective nominee;

•	any other information relating to the prospective nominee or stockholder required to be disclosed pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended, or Exchange Act; and

•	the prospective nominee’s written consent to serve as a director if elected.
The company may require any prospective nominee recommended by a stockholder to furnish such other information as may reasonably be required by the company to determine the eligibility of such person to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such person.
The foregoing is only a summary of the detailed requirements set forth in our Bylaws regarding director nominations by stockholders. A copy of our Bylaws is available for downloading or printing by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” and then “Corporate Governance.”
Director Independence
The role of our Board is to oversee and provide policy guidance on our business and affairs. The Board believes that it will best serve our stockholders if the majority of its members are independent. As of March 16, 2012, all but one of our Board members are outside (non-employee) directors. Our remaining member is Michael J. Covey who serves as our Chairman, President and Chief Executive Officer.
With the exception of Mr. Covey, the Board has determined that all of our directors are independent within the meaning of Nasdaq corporate governance standards and our Director Independence Policy, a copy of which can be found on our public web site by going to www.potlatchcorp.com, and selecting “Investor Resources,” and then “Corporate Governance.” Each of the following committees is composed entirely of independent directors: the Audit Committee, the Nominating and Corporate Governance Committee and the Executive Compensation and Personnel Policies Committee.
Board Leadership Structure
Mr. Covey is our President and Chief Executive Officer, and also serves as the Chairman. John S. Moody is the Lead Director of our Board and acts as lead director of the independent Board members when the Chairman is a non-independent director, as is currently the case. The Board has structured the role of our independent lead director to strike an appropriate balance to the combined chairman and chief executive officer role and to fulfill the important requirements of independent leadership on the board. The lead director’s principal responsibility is to contribute to the independence of the Board in the discharge of its responsibilities including risk oversight. As lead director, Mr. Moody:

•	presides at all meetings of the Board at which the Chairman is not present;

•	presides at executive sessions of the independent directors;

•	may call special meetings of the Board;

•	consults with the Chairman in the development of meeting agendas;

•	acts as a facilitator in effectively communicating director concerns, agenda items and issues to management;

•	coordinates communications between the independent directors and stockholders and other interested parties;

•	works with the Chairman of the Board and the Committee chairs in developing and monitoring the Board’s overall approach to governance issues; and

•	coordinates the annual performance evaluation of the Board.

We have determined that the leadership structure of our Board, in particular having Mr. Covey serve as the Chairman and Mr. Moody serve as the Lead Director, is appropriate because it allows the Board’s meeting agendas to be established, in consultation with an independent director, by an individual with a deep understanding of our business and operations. Given the size of the Board and the scope of our business, Mr. Covey’s insight into our business relative to his role as Chairman enables him to facilitate the Board’s oversight role, while Mr. Moody’s participation in the agenda setting process, together with his presiding over executive sessions, contributes to the independence of the Board in the discharge of its responsibilities.

At each of its in-person meetings and, as necessary, telephonic meetings, the Board meets in executive session without members of management present. The lead director presides over these executive sessions. Each committee of the Board, except for the Finance Committee, also schedules an executive session without members of management present for every in-person meeting and, as necessary, at telephonic meetings.

Risk Oversight
Our company has an enterprise risk management program overseen by senior management. The Board oversees the company’s business, the risks associated with its business and the steps that senior management is taking to manage and mitigate those risks. This oversight is supported by the Board’s leadership structure which provides for oversight of strategic risks by the full Board under the leadership of the Chairman and the independent Lead Director, and oversight and evaluation of discrete risks in committees.
Each year, the Board of Directors receives a report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Board may also receive updates between meetings from the Chief Executive Officer relating to risk oversight matters. The Audit Committee, composed entirely of independent directors, also reports periodically to the Board on risk management matters. In accordance with Nasdaq requirements and pursuant to its charter, the Audit Committee provides oversight on matters relating to accounting, financial reporting, internal controls, auditing, risk management, and legal and regulatory compliance activities, including monitoring our compliance with the tax and other rules pertaining to real estate investment trusts (REITs), and other matters as the Board deems appropriate. In carrying out its responsibilities, the Audit Committee oversees the appointment or replacement and compensation of personnel involved in the internal audit function to provide ongoing assessments of the company’s risk management processes and system of internal controls. The Internal Audit Director reports to the Audit Committee. The Audit Committee reviews with the Internal Audit Director the scope and plan of the work to be done by the internal audit function and the results of such work.
The Audit Committee also:

•	establishes procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters;

•	establishes procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•
discusses with the company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

•
discusses the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including discussing the guidelines and policies to govern the process by which management assesses and manages the company’s exposure to risk; and

•
reviews with the Board any issues that arise with respect to the quality or integrity of the company’s financial statements, the company’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent auditors, or the performance of the internal audit function.

The Audit Committee meets at least quarterly with the Internal Audit Director and other members of management.
The Executive Compensation and Personnel Policies Committee periodically reviews risks associated with our executive compensation program. See “Compensation Discussion and Analysis – Risk Assessment.”
Based upon a comprehensive review of the company’s executive compensation programs by the Executive Compensation and Personnel Policies Committee's independent compensation consultant, Deloitte Consulting, L.L.P. and the assessment of the company’s other compensation programs for all employees by management, which is shared with the Committee, management does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company.
Transactions with Related Persons
Securities laws require us to disclose certain business transactions that are considered related person transactions. In order to comply with these requirements, our Audit Committee has adopted a Related Person Transactions Policy that applies to any director or executive officer of the company, any beneficial owner of more than 5% of our voting stock, any immediate family member of any of the foregoing persons, and any entity that employs any of the foregoing persons, or in which any of the foregoing persons is a general partner, principal or 10% or greater beneficial owner. Transactions covered by this policy are those in which (a) we or any of our subsidiaries participate, (b) the amount involved exceeds $120,000, and (c) any related person had, has or will have a direct or indirect material interest, as defined in the policy.
Any proposed related person transaction is reviewed by our Audit Committee at its next regularly scheduled meeting, unless our Corporate Secretary determines that it is not practicable or desirable to wait until the next scheduled meeting for review of a particular transaction, in which case the Chair of the Audit Committee has the authority to review and consider the proposed transaction. Only those transactions determined to be fair and in our best interests are approved, after taking into account all factors deemed relevant by the Audit Committee, or its Chair, as the case may be. If the Chair approves any related person transaction, then that approval is reported to the Audit Committee at its next regularly scheduled meeting. The entire policy can be viewed by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance.”
There are no transactions with related persons in 2011 that require disclosure in this proxy statement or that required approval by the Audit Committee pursuant to the policy described above.
Board Meetings
During 2011, the Board met five times. All directors had 100% attendance records, attending all Board and applicable Committee meetings, with the exception of Gregory L. Quesnel who attended 96% of Board and applicable Committee meetings, having missed one Audit Committee meeting in October. The Board does not have a policy requiring director attendance at annual meetings of the stockholders. One of our directors attended the 2011 Annual Meeting of Stockholders.

Committees of the Board
Our Board currently has four standing committees, as described below. The current charters of each of these committees are available on our public web site at www.potlatchcorp.com, by selecting “Investor Resources,” and then “Corporate Governance.”
The following table shows the membership of each Committee as of March 16, 2012:

Name	Audit Committee	Executive Compensation and Personnel Policies Committee	Finance Committee	Nominating and Corporate Governance Committee
Michael J. Covey			X
Boh A. Dickey	X(Chair)		X
William L. Driscoll			X	X
Ruth Ann M. Gillis	X	X(Chair)	X
Jerome C. Knoll	X	X
John S. Moody		X	X
Lawrence S. Peiros		X		X
Gregory L. Quesnel	X	X	X(Chair)	X
Judith M. Runstad*		X		X(Chair)

*	Ms. Runstad is retiring from our Board of Directors when her current term expires at our May 7, 2012 Annual Meeting.

Audit Committee
Our Audit Committee consists of four outside (non-employee) directors, and is responsible for assisting the Board in its oversight of our accounting, financial reporting, internal controls, auditing, legal and regulatory compliance activities, including monitoring our compliance with the tax and other rules pertaining to real estate investment trusts (REITs), and other matters as the Board deems appropriate. In accordance with Nasdaq requirements and pursuant to its charter, the Audit Committee also provides risk oversight as described above under the heading “Risk Oversight.” The Audit Committee has sole authority to retain, compensate and terminate our independent registered public accounting firm and our Internal Audit Director. In addition, the Audit Committee oversees and administers our Related Person Transactions Policy described above under the heading “Transactions with Related Persons.” The Committee has appointed KPMG LLP as our independent registered public accounting firm and pre-approves its audit fees and non-audit services and fees in accordance with criteria adopted by the Committee.

Our Board has determined that all members of our Audit Committee are independent within the meaning of the Nasdaq listing standards and our Director Independence Policy, and that all members are “financially literate.” The Board also has determined that Committee Chair Boh A. Dickey is an “audit committee financial expert” as defined by SEC rules.

Our Audit Committee met eight times in 2011. See “Audit Committee Report” in this proxy statement for a description of the Committee’s activities during 2011.

Executive Compensation and Personnel Policies Committee
Our Executive Compensation and Personnel Policies Committee, or Compensation Committee, is composed entirely of outside (non-employee) directors, all of whom are independent within the meaning of Nasdaq listing standards and our Director Independence Policy. The Compensation Committee oversees our executive compensation and benefits programs and general personnel policies and practices for our executives. It also helps determine our management succession planning, and annually reviews the performance of our Chief

Executive Officer. In addition, the Compensation Committee reviews the “Compensation Discussion and Analysis” contained in this proxy statement and recommends its inclusion in the proxy statement to the full Board for approval.

The Compensation Committee, in accordance with the authority granted under its charter, has engaged Deloitte Consulting L.L.P. to serve as its outside compensation consultant to advise it on executive compensation matters. Deloitte Consulting does not perform other services for the company other than advising the Nominating and Corporate Governance Committee with respect to non-employee director compensation. The company has engaged Mercer (U.S.) Inc., or Mercer, to advise company management and make recommendations to the Compensation Committee on specific executive compensation design issues. The company's Chief Executive Officer makes recommendations to the Committee annually regarding base salaries and target amounts for annual cash bonuses and equity awards for each executive officer other than himself. See “Compensation Discussion and Analysis” in this proxy statement for a discussion of the Committee’s role in setting executive compensation.

Our Executive Compensation and Personnel Policies Committee met five times in 2011.

Finance Committee
Our Finance Committee reviews and makes recommendations to the Board with respect to financings and other financial matters and acts based on the Board’s delegation of authority with respect to specific financing transactions. The Committee consists of six directors—five outside (non-employee) directors and our Chairman, Michael J. Covey, who is the President and Chief Executive Officer of the company.

Our Finance Committee met one time in 2011.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, or Nominating Committee, is composed entirely of outside (non-employee) directors, and is responsible for identifying, evaluating, recruiting and recommending to the Board nominees for election as directors, and for developing and recommending to the Board a set of corporate governance principles and related policies. It also oversees our compensation and benefits paid to our directors.

The Board has determined that all members of our Nominating Committee are independent within the meaning of the Nasdaq listing standards and our Director Independence Policy.

Our Nominating Committee met four times in 2011.
Compensation Committee Interlocks and Insider Participation
Ruth Ann M. Gillis, Jerome C. Knoll, Lawrence S. Peiros, Gregory L. Quesnel, John S. Moody and Judith M. Runstad served as members of our Compensation Committee during 2011. None of the members of the Compensation Committee is or has ever been an officer or employee of the company or its subsidiaries. During 2011, none of the members of the Compensation Committee was an executive officer of a business entity for which an executive officer of the company served as a member of the compensation committee or as a director.
 Communications with Directors
Stockholders may contact our non-management directors by email or by regular mail, as follows:

Email:	non-managementdirectors@potlatchcorp.com

Mail:	Lead Director or Non-Management Directors
c/o Corporate Secretary
Potlatch Corporation
601 West First Ave., Suite 1600
Spokane, WA 99201

All communications received will be processed by the Corporate Secretary. We forward all communications to the intended non-management director or directors. The Lead Director of the Board of Directors is responsible for facilitating an appropriate response. These procedures can also be viewed by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and then “Board of Directors.”
Our Audit Committee has established procedures to address complaints and concerns about our accounting, internal controls and auditing matters for two different groups: (1) employees, who receive confidential and anonymous treatment; and (2) third parties (such as competitors, vendors and consumers), who are not entitled to confidential and anonymous treatment. All complaints and concerns are directed through an independent, third-party hotline provider and are routed directly to the Chair of the Audit Committee. The procedures and hotline numbers are available by going to our public web site at www.potlatchcorp.com, and selecting “About Us,” and then “Hotlines.”

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Our Nominating Committee reviews and makes recommendations to our Board regarding non-employee director compensation. Our philosophy regarding directors' compensation is to provide our directors a fair compensation package that is tied to the services they perform and is comparable to director compensation programs of companies of our size. We target our non-employee director compensation levels to be at, or near, the median compensation paid by other companies of comparable size both in our industry and generally. Our key objectives are to recruit and retain the best directors that we can and to align our directors' interests with those of our stockholders.
The following table sets forth certain information with respect to 2011 compensation for each of the company's non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Boh A. Dickey	71,000	65,000	—	152	136,152
William L. Driscoll	50,000	65,000	—	152	115,152
Ruth Ann M. Gillis	67,000(5)	65,000	—	1,652	133,652
Jerome C. Knoll	60,500	65,000	—	152	125,652
John S. Moody	70,000	65,000	—	152	135,152
Lawrence S. Peiros	54,500	65,000	—	1,652	121,152
Gregory L. Quesnel	71,500	65,000	—	152	136,652
Judith M. Runstad*	59,500	65,000	—	152	124,652

*	Ms. Runstad is retiring from our Board of Directors when her current term expires at our May 7, 2012 Annual Meeting.

(1)	Represents annual retainer fee, as well as any amounts earned for service as Lead Director or Committee Chair and meeting attendance fees.

(2)
This column shows the aggregate grant date fair value, computed in accordance with FASB Topic 718, of stock units granted in 2011. In accordance with FASB Topic 718, the grant date fair value reported for all stock units was computed by multiplying the number of stock units by the closing price of our stock on the grant date. As of December 31, 2011, each non-employee director had accumulated 16,773 stock units in his or her account, with the exception of Mr. Driscoll, who had 18,116 stock units, and Mr. Moody, who had 14,072 units. The aggregate number for each director includes stock units that have been credited to the director over the years for service as a director and stock units credited as a result of reinvestment of dividend equivalents (including dividend equivalents credited in connection with spin-off of Clearwater Paper).

(3)
The award of stock options as an element of non-employee director compensation was discontinued after December 31, 2004. As of December 31, 2011, directors held vested, unexercised stock options to purchase the following number of shares of our common stock: Ms. Gillis-1,680; Mr. Peiros-8,616; Mr. Quesnel- 4,308; and Ms. Runstad-2,154.

(4)	Consists of premiums paid for accidental death and dismemberment insurance and charitable contributions under the company's matching gift program ($1500 each for Mr. Peiros and Ms. Gillis).

(5)
The amounts shown include fees deferred in 2011 pursuant to our Deferred Compensation Plan for Directors II. In connection with these deferrals, we credited 1,953 stock units to Ms. Gillis' account for fees deferred in 2011. Such amounts were determined separately for each fee payment, which include meeting fees and quarterly pro-rata payments of the director's annual retainer fee, by dividing the fee amount due by the appropriate per share closing stock price pursuant to the plan. In addition to these common stock award units, Ms. Gillis had an aggregate of 17,314 common stock units in her deferred compensation account as of December 31, 2011. The foregoing common stock unit amounts reflect dividend equivalents.
During 2011, one of our directors, Michael J. Covey, was also an employee of the company. As a result, Mr. Covey, President and Chief Executive Officer, did not receive compensation for his services as a director during 2011. For compensation received by Mr. Covey as a named executive officer of the company please see “Executive Compensation Tables-2011 Compensation- Summary Compensation Table.”
Retainer and Fees. During 2011, our non-employee directors were paid at the following rates:

Annual retainer fee                     $ 35,000
Supplemental annual retainer fee (Lead Director only)     20,000
Annual retainer fee for Chair of the Audit Committee         15,000
Annual retainer fee for Chair of each other Committee     5,000
Attendance fee for each Board meeting             1,500
Attendance fee for each Committee meeting             1,500
During 2011, we paid directors, or deferred on their behalf, an aggregate total of $504,000 in fees. Directors may defer receiving all or any portion of their fees under the terms of our Deferred Compensation Plan for Directors II, or Directors Plan. When a director elects to defer fees, he or she elects to have those fees converted into common stock units or, if not converted, then credited with annual interest at 120% of the applicable long-term federal rate, with quarterly compounding. The common stock units are credited with amounts in common stock units equal in value to the distributions that are paid on the same amount of common stock. During 2011, we also reimbursed directors for their reasonable out-of-pocket expenses for attending Board and committee meetings and educational seminars and conferences in accordance with our Director Education Program.
Long-Term Incentive Awards.    In December 2011, each of the non-employee directors was granted an award, consisting of a credit to an account established on behalf of each non-employee director under the Directors Plan in the amount of $65,000, for an aggregate amount of $520,000. Under the terms of the award, 2,079 common stock units were credited to each director's account based on the price of the common stock on the date of the grant. These common stock units are then credited with amounts in common stock units equal in value to the distributions that are paid on the same amount of common stock. Upon separation from service as a director, the common stock units held by the director in his or her deferred account will be converted to cash based upon the then market price of the common stock and will be paid to the director.
Other Benefits.    We provide coverage for directors under our Director and Officer Liability Insurance Policy and Accidental Death and Dismemberment Insurance Policy. Directors may, at their own expense, purchase coverage for their spouses under the Accidental Death and Dismemberment Insurance Policy. Directors are eligible to participate in our Matching Gifts to Education Program, available to all company employees, which matches contributions of up to $1,500 per year to eligible educational institutions. We made no donations on behalf of any of our directors to organizations with which any director was affiliated as an executive officer or director in excess of the amounts matched by us under this program.
Director Stock Ownership Guidelines.    In order to promote and increase equity ownership by our directors and to further align their interests with those of our stockholders, the Board has adopted stock ownership guidelines that require each non-employee director to own beneficially at least 3,750 shares, including common stock units granted under the Directors Plan, by the later of January 1, 2009, or the fifth anniversary of his or her election as a director. As of December 31, 2011, all non-employee directors met the guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
This table shows the number of shares beneficially owned as of March 1, 2012, by each owner of more than 5% of our common stock, each of our directors, each executive officer for whom compensation is reported in this proxy statement, and all directors and executive officers as a group. The number of shares reported is based on data provided to us by the beneficial owners of the shares. The percentage ownership data is based on 40,331,987 shares of our common stock outstanding as of March 1, 2012. Under SEC rules, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Except as noted, and subject to applicable community property laws, each owner has sole voting and investment power over the shares shown in this table.

	Amount and Nature of Common Stock Beneficially Owned				Common Stock Units(2)
	Number of Shares Beneficially Owned	Right to Acquire(1)	Total Shares Beneficially Owned	Percent of Class
Stockholders Owning More than 5%
BlackRock, Inc 40 East 52nd Street New York, NY 10022	3,616,637(3)	n/a	3,616,637	9%	n/a

Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	3,922,955(4)	n/a	3,922,955	9.8%	n/a

Perkins Mid Cap Value Fund 151 Detroit Street Denver CO 80206	2,050,300(4)	n/a	2,050,300	5.1%	n/a

Longleaf Partners Small-Cap Fund Southeastern Asset Management, Inc. c/o Southeastern Asset Management, inc. 6410 Polar Avenue, Suite 900 Memphis, TN 38119	2,727,094(5)	n/a	2,727,094	6.8%	n/a

Directors and Named Executive Officers
Michael J. Covey	196,043(6)	54,083	250,126	*	30,030
Boh A. Dickey	15,000(7)	—	15,000	*	16,773
William L. Driscoll	329,708(8)	—	329,708	*	18,116
Ruth Ann M. Gillis	3,038	1,680	4,718	*	34,690
Jerome C. Knoll	34,519(9)	—	34,519	*	16,773
John S. Moody	5,000	—	5,000	*	14,072
Lawrence S. Peiros	3,750(10)	8,616	12,366	*	16,773
Gregory L. Quesnel	2,888 (11)	4,308	7,196	*	16,773
Judith M. Runstad**	12,161(12)	2,154	14,315	*	16,773
Eric J. Cremers	57,745(13)	—	57,745	*	—
Lorrie D. Scott	4,555(14)	—	4,555	*	—
Brent L. Stinnett	26,267(15)	—	26,267	*	2,102
Thomas J. Temple	17,068(16)	—	17,068	*	—

Directors and Executive Officers as a group (15 persons)	767,094(17)	70,841	837,935	2.07%	182,875

*	Less than 1%

**	Ms. Runstad is retiring from our Board of Directors when her current term expires at our May 7, 2012 Annual Meeting.

(1)
Amounts for Mr. Covey represent shares of common stock issuable under restricted stock units that are currently vested or vest within 60 days of March 1, 2012.(All other amounts represent shares of common stock underlying outstanding stock options, all of which are fully vested.)

(2)
Represents common stock units as of March 1, 2012. These stock units are not actual shares of common stock and have no voting power. In the case of our directors, these stock units are credited, along with accrued dividend equivalents, on a one-for-one basis with our common stock pursuant to our Deferred Compensation Plan for Directors II (see “Compensation of Non-Employee Directors”). The units represent deferred director's fees for Ms. Gillis, and annual stock unit awards granted in December 2004-2011 to all outside directors. For Messrs. Covey and Stinnett, the units represent deferred annual incentive plan award payments. The units are converted into cash and paid according to an election the holder makes prior to deferring fees or incentives, except for the directors' annual deferred awards granted to the outside directors, which are converted to cash and paid upon separation from service as a director.

(3)
Based upon the Schedule 13G/A filed with the SEC on February 9, 2012 by BlackRock, Inc. as a parent holding company/control person the following affiliates: BlackRock Japan Co. Ltd, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock International Limited and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting and dispositive power over all of such shares.

(4)
Based upon the Schedule 13G/A filed with the SEC on February 14, 2012 by Perkins Mid Cap Value Fund and Janus Capital Management LLC as a registered investment adviser and a parent holding company/control person of Perkins Investment Management LLC and INTECH Investment Management. Janus Capital Management LLC has shared voting and dispositive power over 3,922,955 shares.

(5)
Based on the Schedule 13G/A filed with the SEC on February 6, 2012 by Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund and O. Mason Hawkins as a registered investment adviser, investment company and control person, respectively. Southeastern Asset Management has shared voting power and no dispositive power over 38,142 shares. Southeastern Asset Management and Longleaf Partners Small-Cap Fund have shared voting and dispositive power over 2,688,952 shares. Mr. O. Mason Hawkins, Chairman of the Board and CEO of Southeastern Asset Management, may be deemed to beneficially own the shares held by Southeastern Asset Management; Southeastern Asset Management and Mr. Hawkins disclaim beneficial ownership of such shares.

(6)
Comprised of the following: (i) 50,536 shares held directly by Mr. Covey; (ii) 145,362 shares of common stock held in a trust, of which Mr. Covey has sole voting and investment power; and (iii) 145 shares of common stock held for Mr. Covey's individual account under our 401(k) employee savings plan.

(7)	These shares are held in the name of Mr. Dickey and his spouse with whom Mr. Dickey shares voting and investment power.

(8)
Includes 25,975 shares held by an irrevocable family trust created by Mr. Driscoll over which Mr. Driscoll retained dispositive power pursuant to a right to substitute assets, 105,097 shares held directly by Mr. Driscoll of which 101,072 are currently pledged as collateral, and 239,149 shares held by trusts of which Mr. Driscoll is a trustee and shares voting power but has no dispositive power. Also includes 2,582 shares held by trusts of which Mr. Driscoll is a trustee and shares both voting and dispositive powers. Mr. Driscoll disclaims beneficial ownership of all shares except those held directly by him. A total of 6,141 shares of common stock held in trust are currently pledged as collateral for a bank loan by one of the trusts.

(9)	Includes 33,131 shares held in the name of Mr. Knoll and his spouse, with whom Mr. Knoll shares voting and investment power and 1,388 shares held in an individual 401(k).

(10)	These shares are held in a trust under which Mr. Peiros shares voting and investment power with his spouse.

(11)	These shares are held in a trust under which Mr. Quesnel shares voting and investment power with his spouse.

(12)	Includes 5,986 shares owned by Ms. Runstad's spouse, of which Ms. Runstad disclaims beneficial ownership.
(13)    Includes 2,500 shares owned by Mr. Cremers' spouse.

(14)	Includes 3,055 shares of common stock held for Ms. Scott's individual account under our 401(k) employee savings plan.

(15)	Includes 626 shares of common stock held for Mr. Stinnett's individual account under our 401(k) employee savings plan.

(16)	Includes 2,912 shares of common stock held for Mr. Temple's individual account under our 401(k) employee savings plan.

(17)	Includes an aggregate of 24,580 shares of common stock held for the executive officers' benefit under our 401(k) employee savings plan.
Section 16(a) Beneficial Ownership Reporting Compliance
Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2011 except for Messrs. Covey, Cremers, Stinnett, Dereu and Carter, each of whom filed one report on Form 4 relating to the vesting of 2008 grants of restricted stock and performance shares one day late in February, 2011.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is composed of four outside (non-employee) directors, all of whom meet Nasdaq listing standards for audit committee independence. The Audit Committee is an “audit committee” for purposes of Section 3(a)(58) of the Securities Exchange Act of 1934. The Committee’s charter is reviewed periodically by the Audit Committee, which recommends appropriate changes to the Board of Directors.
The Committee is responsible for providing oversight on matters relating to Potlatch’s accounting, financial reporting, internal controls, auditing, legal and regulatory compliance and risk management. In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and the reports of the independent registered public accounting firm, who, in its reports, expresses an opinion on the conformity of the company’s annual financial statements to generally accepted accounting principles in the United States and an opinion on the effectiveness of internal control over financial reporting. During fiscal year 2011, the Committee met eight times.
In connection with the audit process, the Committee has received from our independent registered public accounting firm, KPMG LLP, or KPMG, the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence. The Committee also discussed the quality and adequacy of Potlatch’s internal controls with management, the Internal Audit Director and the independent registered public accounting firm. The Committee reviewed with KPMG and the Internal Audit Director their respective audit plans, audit scope and identification of audit risks, and reviewed and discussed the results of the internal audit examinations with the Internal Audit Director.
The Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2011, with management and with KPMG outside the presence of management. The Committee also discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
Based on these reviews and discussions with management, KPMG and the Internal Audit Director, the Committee recommended to the Board that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.
The Audit Committee Members
Boh A. Dickey, Chair
Ruth Ann M. Gillis
Jerome C. Knoll
Gregory L. Quesnel

Fees Paid to Independent Registered Public Accounting Firm in 2011 and 2010
The Audit Committee has considered and determined that the services provided by KPMG in fiscal year 2011 are compatible with the auditor independence requirements. The following table shows fees for professional services rendered by KPMG for audit services for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by KPMG during each of these years.

	Audit Fees(1)	Audit-Related Fees	Tax Fees	All Other Fees
2011	$649,308	—	—	—
2010	$708,131	—	—	—

(1)	Audit fees represent fees for the audit of our annual financial statements, the audit of internal control over financial reporting and reviews of the quarterly financial statements.
All audit services and audit-related services for fiscal year 2011 were pre-approved by our Audit Committee. The Audit Committee Policy for pre-approval of Independent Auditor Services and Fees provides for pre-approval of audit, audit-related, tax and other services specifically described by the Policy on an annual basis. A copy of the policy can be found on our public web site by going to www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and then “Audit Committee Pre-Approval Policy.” Under the terms of the Policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services anticipated to exceed pre-approved cost levels must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The member or members to whom such authority has been delegated must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR
INDEPENDENT AUDITORS FOR 2012
We recommend a vote FOR this proposal.
KPMG LLP, a registered public accounting firm, currently serves as our independent registered public accounting firm and has conducted the audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2011. A summary of the fees paid by us to KPMG in connection with its audits for 2011 and 2010 can be found in the section titled, “Fees Paid to Independent Registered Public Accounting Firm in 2011 and 2010” in this proxy statement.
Based upon its review of KPMG’s qualifications, independence and performance, the Audit Committee of the Board of Directors has appointed KPMG to serve as our independent registered public accounting firm for 2012.
The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. The listing standards of the Nasdaq Global Select Market provide that the Audit Committee is solely responsible for the appointment, compensation, evaluation and oversight of our independent registered public accounting firm. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of KPMG as independent registered public accounting firm for 2012 for ratification by the stockholders.
If the stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider whether to retain KPMG, and may continue to retain that firm or appoint another firm without resubmitting the matter to the stockholders. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm if it determines that such a change would be in the best interests of our company and our stockholders.
The affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent auditors for 2012.
Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Compensation Philosophy and Objectives
Our compensation philosophy is to provide all of our executives a fair and competitive incentive-based compensation package that is tied to the performance of both the individual and the company. We target our compensation levels to be at, or near, the median compensation paid by other companies of comparable size both in our industry and generally. We also believe that a significant portion of total compensation for our senior executives should be at risk and dependent on the achievement of target levels of performance. In addition, we believe that in order to maintain fiscal discipline, incentive compensation should be subject to thresholds and caps. The key objectives of our compensation program are aimed at helping us to recruit, motivate and retain talented and experienced executives, ensure our incentive compensation is aligned with short-term and long-term company performance and to align our employees' interests with those of our stockholders.

Pay for Performance
Our executive compensation packages are closely aligned with the short-term and long-term performance of the company. Depending upon an executive officer's pay grade, approximately 60% to 70% of the officer's compensation is composed of a combination of annual cash incentive awards based on operational performance goals, and long-term equity incentive grants. For our long-term incentive awards, 100% of our Chief Executive Officer's awards are performance vested, and 75% of the awards for the other named executive officers are performance vested, based on achievement of sustained total shareholder return (TSR) over a three-year period. Performance vested awards are earned upon the achievement of targets that are established by the Compensation Committee at the beginning of a three-year performance period, are subject to thresholds that require a minimum level of achievement for awards to be earned, and are capped at 200% of target. Annual incentive awards are contingent on achieving targets that are established and approved by the Compensation Committee at the beginning of the year, are subject to thresholds that require a minimum level of achievement for awards to be earned, and are also capped at 200% of target. The Committee has discretionary authority to decrease (but not increase) the amount and alter the timing and form of payment of annual awards.

The charts below show for our Chief Executive Officer and the other named executive officers the portion of 2011 compensation granted that was fixed and the portion that was performance-based.

In 2011, despite a difficult economic environment and sales of fewer acres of nonstrategic properties, a lower harvest volume and closure of a significant customer facility, the company generated $40.3 million of earnings from continuing operations, comparable to 2010. All of our operating divisions exceeded their targets for 2011. Our Resource Division was able to capture better pricing opportunities by deferring harvests in our Southern region and increasing harvests in our Northern region where timber demand and pricing remained strong throughout the year. Our Wood Products Division continued to generate positive cash flow and earnings in a very challenging environment. Our Real Estate Division closed four sales of low-basis nonstrategic land during the year, contributing $31.4 million of operating earnings for the year. The company's operating results allowed the company to end the year with $70.8 million of cash and short-term investments and no borrowings outstanding under its bank facility. As a result of this performance, funds from operations (FFO), which is the basis upon which annual incentive compensation is awarded, was $80.8 million in 2011, yielding an annual incentive pool modifier of 172%. However, in view of the reduction of the company's dividend rate commencing in December 2011, the Committee exercised its discretionary authority to reduce the award to the Chief Executive Officer to 143% of target.

Strong Corporate Governance Practices
The Compensation Committee, working with company management, has adopted compensation policies and procedures that represent strong corporate governance, including the following:

•	Independent Compensation Committee. The Compensation Committee is composed solely of independent directors.

•
Independent Compensation Consultant. The Compensation Committee is advised by an independent consultant, Deloitte Consulting, LLP, that provides no other services to the company and has no prior relationship with any of the named executive officers. The Committee requests that its independent consultant conduct a review of the company's executive compensation program at least every two years to evaluate whether it is comparable to compensation programs of companies of similar size.

•
Peer Group Review. The peer group of companies used to benchmark company TSR is carefully reviewed annually by the Compensation Committee with input from its independent consultant. Changes to the peer group require Compensation Committee approval.

•
Annual Stockholder Advisory Vote. The Company seeks an annual stockholder advisory vote to approve executive compensation, the results of which are considered by the Committee in determining executive compensation.

•
Compensation Risk Assessment. Company management completes a risk assessment of the company's executive compensation programs annually to evaluate whether they are designed and administered in a manner that discourages undue risk-taking by employees. The company's assessment is reviewed by the Compensation Committee.

•	Double-Trigger Acceleration. A “double trigger” is required before severance benefits are paid and restricted stock unit awards vest in connection with a change in control event.

•
Limited Perquisites. The company does not provide perquisites or other personal benefits to officers or senior employees, such as aircraft for personal use, paid parking spaces, or company cars, with the exception of payment of premiums for accidental death and dismemberment insurance. The company's health care and other medical insurance programs, its salaried employee 401(k) Plan and its limited relocation program are the same for all salaried employees, including officers.

•
Executive Stock Ownership Guidelines. The company has a robust stock ownership policy. The company's Chief Executive Officer is required to achieve minimum stock ownership that is five times his base salary and the other named executive officers are required to achieve minimum stock ownership that is two times their respective base salaries.

•
Clawback Policy. The company has a financial statement “clawback” policy to recover compensation earned as a result of fraudulent or illegal conduct. We expect to modify the policy upon the issuance of final regulations by the SEC under the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act).

•
Hedging Policy. Under the company's insider trading policy, directors, officers and employees are prohibited from speculating in company securities or engaging in transactions designed to hedge their ownership interests.

Process Overview
Compensation Oversight
Compensation Committee. The Compensation Committee, composed entirely of independent directors, periodically reviews the components of our executive compensation program to ensure the program continually meets our objectives as well as improves or evolves as necessary. The Committee reviews and approves compensation packages for each named executive officer annually.

Management Input. Each year, the company's Chief Executive Officer and Vice President, Human Resources, recommend to the Compensation Committee changes to base salaries and target amounts for annual cash bonuses and equity awards for each named executive officer, except the Chief Executive Officer. These recommendations are based on the principal duties and responsibilities of each executive officer, competitor pay levels within our industry, pay levels for comparable companies of similar size within regional and national markets, internal pay equity, and individual performance. In addition, each year our Vice President, Human Resources and our Controller provide the Committee with a detailed review of the actual results of the company's corporate and operating divisions compared to the performance goals established at the beginning of the year under our annual incentive plan, and the resulting awards proposed to be made to the named executive officers. Our Chief Executive Officer presents evaluations of executives who report to him and makes recommendations to the Committee regarding executive base salary and annual cash incentive compensation and long-term equity compensation for executive officers, and compensation packages for executives being hired or promoted. Our Chief Executive Officer also recommends performance targets for the upcoming year.

The Compensation Committee determines any change to the base salary, annual cash bonus and equity awards for the Chief Executive Officer based upon its evaluation of the Chief Executive Officer's performance and advice from its compensation consultant.

Compensation Consultant. Deloitte Consulting LLP advises the Compensation Committee on executive compensation matters. Based in part upon an assessment prepared by Deloitte, the Committee analyzes each component of each of our executive officers' compensation packages at least every two years to assess the proper balance and competitiveness of the tools used to accomplish the objective of each compensation component. Additionally, Deloitte assists the Committee on an annual basis in reviewing the value of compensation packages of each of our named executive officers.

All of the decisions with respect to determining the amount and form of executive compensation under our compensation program are ultimately made by the Committee and may reflect factors and considerations other than the information and advice provided by Deloitte.

2011 Stockholder Advisory Vote to approve Executive Compensation. At our annual meeting of stockholders in May 2011 we held our first annual stockholder advisory vote to approve the compensation of our named executive officers (say-on-pay). Our stockholders approved the compensation of our named executive officers as described in our 2011 proxy statement with an approval rate of 91%. As we evaluated our compensation practices throughout 2011, we considered the strong support our stockholders expressed for our executive compensation program. As a result, the Compensation Committee decided to retain our general approach to executive compensation. In addition, when determining how often to hold a stockholder advisory vote to approve executive compensation, the Board took into account the strong preference for an annual vote expressed by our stockholders at our 2011 annual meeting. Accordingly, the Board determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

Establishing Compensation
Each year, the Compensation Committee reviews and approves the following:

•	base salary increases, if any, for our named executive officers and certain other officers;

•	target and actual awards under our annual and long-term incentive plans for our executive officers and certain senior employees;

•	performance measures under our annual and long-term incentive plans;

•	the aggregate amount of grants made under the long-term incentive plans for other key employees; and

•	the peer group of companies used for purposes of measuring relative performance that determines the receipt of performance share awards.

Use of Tally Sheets. In connection with the Compensation Committee's annual review and approval of compensation packages for the company's named executive officers, the Committee analyzes tally sheets prepared by Deloitte for each named executive officer that assign dollar amounts to all components of such officer's compensation, including the value of benefits received under several different termination scenarios. The tally sheets show, for each named executive officer, the value of: (i) actual base salary for the current year and the previous year, (ii) targeted and actual annual incentive bonuses for the current year and the previous year, (iii) equity award target values for the current year and the previous year; (iv) equity awards on the day vested, (v) health and welfare benefit premiums; (vi)  unvested equity grants, (vii) accumulated deferred compensation; and (viii) benefits the executive could realize upon voluntary resignation, a non-change of control termination, a change of control termination, and termination as a result of disability and death. The Committee reviews tally sheets to understand the total compensation received by executives over time. The Committee may make changes to an executive officer's compensation package based upon its review of tally sheets. There were no changes to the named executive officers' compensation and benefits based on the Committee's review of the 2011 tally sheets.
Wealth Accumulation Analysis. The 2011 tally sheets prepared by Deloitte for the Compensation Committee include a wealth accumulation analysis that assesses the potential future value of current and anticipated future equity holdings for each of our named executive officers assuming a voluntary resignation, a non-change of control termination, a change of control termination, and termination as a result of disability and death using multiple company stock price assumptions over five-year and ten-year periods. The purpose of the analysis is to identify the potential wealth that may be created as a result of our executive compensation program and assist the Committee in determining if that wealth creation is appropriate given our performance. The wealth accumulation analysis also helps the Committee identify pay inequities among different executives.

Competitive Market Assessments. The Compensation Committee also analyzes competitive data provided by Deloitte in connection with the Committee's review and approval of each of our named executive officer's compensation packages. Compensation levels are targeted to be at, or near, the median compensation paid by other companies of comparable size both in our industry and generally. Deloitte provides the Committee with a market assessment that utilizes blended market data from the most relevant compensation surveys available, including the NAREIT Compensation Survey and the Forest Products Industry Compensation Association Survey for industry-specific market data, and surveys from Mercer, Economic Resource Institute and Towers Watson for general industry market data representing similarly-sized companies. The surveys used include compensation data from companies within our peer group and other companies outside of our peer group. Competitive compensation survey data gathered by Deloitte is statistically regressed to yield comparable data for comparison with the company's compensation data for each corporate and operating division, using a formula that takes into consideration executive pay levels for positions similar in scope to those of our named executive officers based on annual corporate and division revenues.

Individual Performance. The compensation of individual named executive officers is compared to the median of compensation received by comparably sized companies and adjusted, as appropriate, to recognize variables such as job performance, long-term potential and tenure. Total compensation earned by our named executive officers may vary from the market median as a result of annual and long-term incentive compensation awards that are determined based on actual performance of the company and its divisions against target performance levels.

Risk Assessment
Company management provides ongoing information to the Compensation Committee regarding aspects of our executive compensation program that could mitigate or encourage excessive risk-taking by company executives. In addition, the Committee periodically requests that Deloitte provide an assessment of the company's executive compensation programs along with recommended modifications, if any. Among the attributes of our executive compensation program that management and the Committee take into consideration in assessing the risks arising from our compensation policies and procedures are:

•	the balance between annual and long-term incentives;

•	the existence of caps on annual and long-term incentive awards;

•	the use of different metrics for annual and long-term incentive awards;

•
the ability of company management and the Committee to consider non-financial and other qualitative performance factors such as safety and environmental performance in determining actual compensation packages;

•	stock ownership guidelines that are reasonable and align our executives' interests with those of our stockholders;

•	the company's insider trading policy that prohibits employees from speculating in company securities or engaging in transactions designed to hedge their ownership interests; and

•	the company's financial restatement and clawback policy.

Compensation Components
We balance our executives' compensation packages among three components:

•	base salary;

•	annual cash incentives; and

•	long-term equity incentives.

Salaries are provided to employees as compensation for basic services to the company and to meet the objective of attracting and retaining the talent needed to run our business. Our annual cash incentives reward employees for helping us achieve annual financial targets, and our long-term incentives reward employees for helping us to perform at a level of total stockholder return that exceeds that of our peers and to achieve the company's overall long-term business objectives. We compensate executives with higher levels of responsibility with a higher proportion of at-risk incentive compensation and equity compensation, so their interests are closely aligned with those of our stockholders. See “Analysis of 2011 Compensation - Comparison of 2011 Target and Actual Compensation” below for each named executive officer's specific compensation mix for 2011.

To ensure fiscal discipline, we set threshold performance levels so that no incentive awards are made if performance results fall below threshold levels, and we set caps on the aggregate amount of incentive compensation that we pay, regardless of actual performance results.

Base Salary. The Compensation Committee targets executive base salaries to be at the median of companies of comparable size, both in our industry and generally, with such adjustments as management and the Committee deem necessary based upon the individual executive's job performance, long-term potential and tenure. Base salary ranges are established for each pay grade of salaried employees, including our Chief Executive Officer. We determine an executive's rate of pay within the salary range for his or her position based upon the executive's level of experience and performance relative to his or her individual written performance plan. Each executive's individual performance plan contains operational and financial objectives determined by the executive together with his or her supervisor. Our Chief Executive Officer's base salary is set by the Committee in its sole discretion after consultation with Deloitte.

Annual Cash Incentive Awards.  Our annual incentive program links compensation to annual company performance by awarding cash bonuses for achieving pre-defined performance goals.

Target Awards
Target annual bonuses for our executive officers are defined as a set percentage of base salary, based on the pay grade of each officer's position. These targets are set forth below under “Analysis of 2011 Compensation - Comparison of 2011 Target and Actual Compensation.” The Committee periodically reviews these target percentages for our executive officers and approves modifications to the target percentages when appropriate, based in part on the recommendations of management and Deloitte after a review of the compensation practices of companies of comparable size both in our industry and generally. Although any target award to be made to our Chief Executive Officer is initially calculated as a percentage of his base salary based in part on the compensation practices of companies of comparable size, ultimately, his actual award is determined by the Committee in its sole discretion.

Earned Awards. Annual bonuses are subject to adjustment based on corporate and operating division financial performance modifiers. At the beginning of each year the Committee, with input from the Chief Executive Officer, approves a scale of modifiers based on a range of possible financial performance outcomes. At the end of the year, actual financial performance is compared to the Committee's pre-approved performance scale to determine the modifiers to apply to the target awards. Awards are further adjusted based on individual performance modifiers that are determined based on the individual employee's annual performance review.

Once set by the Committee, target performance measures are not generally changed. However, upon completion of the calculations for all eligible corporate and operating division employees, the Committee is provided discretion under our annual incentive plan to modify individual annual incentive awards, or awards to all eligible employees as a group, after considering an individual's performance, operating division's performance, the company's overall performance or unusual, extraordinary or infrequently occurring items. The Committee also considers safety performance, environmental performance and other factors when approving awards. In addition, under the terms of our annual incentive plan, the Committee has discretionary authority to decrease the amount of annual awards.

Earned awards are paid in cash, except (1) if an executive officer does not meet his or her stock ownership requirement, his or her award is paid 50% in cash and 50% in stock, or (2) if the officer makes an election to defer the award.

Long-Term Equity Incentive Awards. Our long-term incentive program is intended to link compensation to long-term company performance. Under our long-term incentive program we grant two types of equity awards:

•
performance shares, which reward employees for company performance that exceeds the applicable peer group, encourage employees to focus on the creation of long-term stockholder value creation and align the interests of employees with those of our stockholders; and

•	restricted stock units, which vest on the third anniversary of the award, and aid in the recruitment and retention of key employees.

The company's Chief Executive Officer is only awarded performance shares.

All executive officers of the Company are required to meet certain minimum stock ownership requirements pursuant to the Company's "Officer Stock Ownership Guidelines" described below. Unvested performance shares and unvested restricted stock units are not counted toward the ownership requirement.

Performance Shares. Performance shares are granted to named executive officers based upon “guideline” long-term incentive values, and are earned based on the company's TSR over a three-year performance period relative to the median TSR of six forest product companies (weighted 50%) and the company's TSR percentile ranking relative to all companies within the Standard and Poor's Midcap 400 Index (of which we are a member) (weighted 50%) over such performance period. TSR is calculated based on stock price appreciation plus cash and share distributions.

Restricted Stock Units. Restricted stock units are awarded to executive officers other than the Chief Executive Officer to aid in the retention of key employees. Restricted stock units comprise 25% of each officer's long-term incentive award and vest on the third anniversary of the award. We have also granted restricted stock units to newly hired executives to replace the value of equity awards that were forfeited when they left their prior employer and to align the interests of new executives to those of our stockholders.

Long-Term Equity Incentive Award Guidelines. The Compensation Committee has approved “guideline” long-term incentive values for each executive pay grade eligible for long-term incentive awards other than the Chief Executive Officer. These guideline values were established at the median of competitive practice, based on an assessment of compensation programs of comparably sized companies by Deloitte. Guideline values are converted to equity awards in a given year by dividing the values by an amount equal to the average closing price of company common stock during the first 10 business days of the year. The actual number of equity awards granted to eligible employees is further subject to an increase or decrease from the guideline value at the Committee's discretion, based upon management's assessment of an individual employee's past contributions and potential future contributions to the company. In the case of the company's Chief Executive Officer, the Committee determines in its sole discretion the number of performance shares to be awarded based on a review by Deloitte of competitive practice and the Committee's evaluation of the Chief Executive Officer's performance.

Threshold, Target and Maximum. The Compensation Committee believes that for purposes of measuring company performance for awarding annual cash incentive awards and long-term equity incentive awards:

•	performance measures should be subject to thresholds so that an executive officer's compensation should be at risk if minimal performance is not achieved;

•
performance measures at which 100% of target amounts are earned should be established at median levels, consistent with our philosophy of compensating executives at or near the median compensation paid by companies of comparable size; and

•	performance-based compensation should be capped at 200% of target amounts in order to maintain fiscal discipline.

The following table summarizes the range of measures typically used by the Compensation Committee in establishing threshold, target and maximum performance levels for annual cash incentive and long-term equity incentive awards:

Performance Level	Annual Cash Incentive Award	Long-Term Equity Incentive Award
Threshold	Median Performance Less 5%	33rd Percentile
Target	Median Performance	50th Percentile
Maximum	Median Performance Plus 10%	85th Percentile

Peer Group. As a specialized REIT, we consider our peer companies to consist of “pure play” timber REITs and other forest product companies. The six forest product companies used for benchmarking our TSR in 2009, 2010 and 2011 are as follows:

Company	Annual Revenue ($)(1)	Market Capitalization ($)(2)	GICS Sub Industry
Weyerhaeuser	6,216	11,728	Specialized REITs
Universal Forest Products	1,822	673	Building Products
Rayonier	1,489	5,522	Specialized REITs
Plum Creek Timber	1,167	6,673	Specialized REITs
Deltic Timber	122	815	Forest Products
St. Joe	145	1,819	Real Estate Mgmt. & Dev.
Potlatch Corporation	497	1,259	Specialized REITs

(1)    In millions, for the 2011 fiscal year, based on publicly available information.
(2)    In millions as of March 15, 2012.

As the number of publicly-traded forest products companies has declined, we modified our peer group to add the S&P Midcap 400 Index in 2009, 2010 and 2011 (weighted 50-50 with the forest product companies) in order to provide a broader measure of performance for comparison purposes and to offset any volatility in the stock prices of the six forest product companies.

Adjustments to Long-Term Awards. The Compensation Committee reserves the right to reduce or eliminate any performance share award to an executive, or to all executives as a group, if it determines that the company's relative TSR performance or financial or operational performance has been inadequate. The Committee did not exercise this authority for 2011.

Analysis of 2011 Compensation

Base Salary Increases. Subsequent to our tax-free spin-off on December 16, 2008, of Clearwater Paper Corporation, which owns and operates our former pulp-based manufacturing businesses, our executive compensation levels exceeded the median compensation paid by other companies of comparable size both in our industry and generally. As a result, since the spin-off we have limited base salary increases for our executives with the intent of bringing compensation levels back to the median for our new size. After not approving any base salary increases for named executive officers in 2009 and 2010 based upon economic conditions and competitive data, in 2011 the Compensation Committee chose to approve lump sums in lieu of base salary increases equal to 3% of base salary for our Chief Executive Officer and averaging 3% for the other named executive officers. The committee chose to award lump sums in lieu of base salary increases in order to continue bringing base salaries back to the median for our company's size

Annual Cash Incentive Awards. In order to reflect both our REIT structure and our wood products operations, we used the following performance measures for purposes of the 2011 annual cash incentive awards:

•	Funds from operations, or FFO, measured at the corporate level against a pre-defined target; and

•	Earnings before interest, taxes, depreciation, depletion and amortization, or EBITDDA, measured at each operating division against pre-defined targets.

We define FFO as net earnings, plus depletion, depreciation and amortization from continuing operations, basis of real estate sold, and net, non-cash asset impairment and eliminations, adjusted for the gain/loss from discontinued operations, and plus depreciation, depletion and amortization from discontinued operations. The use of this measure is intended to focus eligible employees on generating profits by both increasing revenues and controlling costs. In addition, FFO is the primary measure used by the investment community to measure REIT performance. We believe that the use of this measure will further improve the alignment of our employees' and stockholders' interests. Furthermore, the Committee believes that at the division level, measuring earnings rather than returns is a simpler approach and provides more transparency to employees, as the divisions do not make capital allocation decisions.

Pursuant to the company's annual incentive plan, at the beginning of 2011, a target incentive pool value was calculated based on the sum of the target annual incentive amounts for each participant in the plan. Based upon the company's 2011 budget approved by our Board and on the input and recommendations of management, the Committee approved the following FFO performance scale and the corresponding incentive pool modifiers for 2011:

Performance Level	2011 FFO Performance (Versus 2011 FFO Budgeted Target)	Incentive Pool Modifier (Multiple of Target Pool)
Threshold	80% of $67.8 million FFO Budget, or $54.2 million FFO	0.25 x Target Pool
Target	100% of $67.8 million FFO Budget	1.00 x Target Pool
Maximum	126.7% of $67.8 million FFO Budget, or $85.9 million FFO	2.00 x Target Pool

The incentive pool modifier for FFO performance proportionately increases or decreases between threshold and target levels and between target and maximum levels. The incentive pool is not funded for FFO performance below threshold level. The funding scale is designed to contribute a fixed percentage of every dollar of FFO above threshold to the incentive pool up to the maximum.

At the end of 2011, the company's actual FFO was $80.8 million versus the budgeted target of $67.8 million, which resulted in a calculated multiplier of 172% of the target pool. The company's actual 2011 FFO can be calculated from the audited consolidated statements of cash flows included in our 2011 Form 10-K.

The funded incentive pool was allocated by the Chief Executive Officer to the corporate and operating divisions based on the following:

•	Corporate: corporate FFO performance, modified based on the achievement of measurable strategic objectives; and

•	Operating Divisions: operating division EBITDDA performance (weighted 75%) and corporate FFO performance (weighted 25%).

The operating division allocation is based in part on corporate FFO performance to motivate a division to maximize its contribution to company FFO in the event that for reasons beyond the division's control (e.g., a market downturn) division EBITDDA goals cannot be met. The Chief Executive Officer has discretion to adjust the corporate and operating division incentive pools, subject to the maximum company-wide funded incentive pool approved by the Committee. The Committee also has discretion to adjust FFO and EBITDDA calculations for extraordinary items, as appropriate.

The actual 2011 EBITDDA performance for each operating division relative to the target 2011 EBITDDA performance was as follows:

Comparison of Operating Division Actual and Target EBITDDA

Operating Division	Actual 2011 EBITDDA(1) ($ in millions)	Target 2011 EBITDDA ($ in millions)
Real Estate	46	41
Resource	77	68
Wood Products	15	11

(1)
Each of our operating division's actual 2011 EBITDDA can be calculated from the amounts shown in Note 16 to the audited consolidated financial statements included in our 2011 Form 10-K. Actual 2011 EBITDDA for each of the Resource and Wood Products divisions can be calculated by taking the division's operating income and adding depreciation, depletion and amortization. Actual 2011 EBITDDA for the Real Estate division can be calculated by taking the division's operating income and adding the basis of real estate sold before eliminations and adjustments plus depreciation plus the $1.2 million asset impairment charge described in footnote 2 to Note 16 to the audited consolidated financial statements included in our Form 10-K.

Long-Term Equity Incentive Awards.

In 2011, the Compensation Committee approved long-term incentive awards for the Chief Executive Officer comprised entirely of performance shares, and for all other eligible employees consisting of performance shares (75%) and restricted stock units (25%) which vest 100% on the third anniversary of the grant.

The performance shares granted to the Chief Executive Officer and other employees are earned based upon company performance over a three-year period ending December 31, 2013. For the 2011-2013 performance period, based upon the analysis of, and in consultation with, Mercer, who advises company management on compensation design issues, and in consultation with its compensation consultant, Deloitte, the Compensation Committee determined to measure company performance based on two factors, each of which is weighted 50%: (i) company TSR, relative to the median TSR of six forest product companies and (ii) the company's TSR percentile ranking relative to all companies within the S&P Midcap 400 Index. The following table sets forth the relative TSR performance scale and the corresponding number of shares earned as a percentage of the weighted targets that were set by the Committee. The percentage of performance shares earned is the sum of the percentage multiple in each column divided by two.

POTLATCH CORPORATION TSR COMPARISON

Median TSR of Six Forest Products Companies	Percent of Shares Issued	TSR Percentile Ranking S&P Midcap 400 Index	Percent of Shares Issued
(weighted 50%)		(weighted 50%)
Below Threshold	—%	Below Threshold	—%
Threshold (Median - 5%)	25%	Threshold (33rd percentile)	25%
Target (Median)	100%	Target (50th percentile)	100%
Maximum (Median + 10%)	200%	Maximum (85th percentile)	200%

The number of performance shares earned for each factor proportionately increases or decreases between threshold and target levels for the factor and between target and maximum levels for the factor. The Committee continues to believe that no performance shares should be earned with respect to a performance factor for performance below the applicable threshold performance level.

Based on a probability analysis performed by Mercer at the time the Committee was evaluating the 50% - 50% weighted approach to performance share TSR measurement, the probable outcome of a maximum payout was estimated to occur approximately 3% of the time and the probable outcome of no payout was estimated to occur approximately 19% of the time.

Individual Compensation. The Compensation Committee made individual modifications to the compensation of named executive officers, including the Chief Executive Officer, based on recommendations from the Chief Executive Officer, competitive data provided by Deloitte and individual performance reviews. Individual performance modifiers could range from zero to 2.0 times the target award. The threshold individual modifier is 0.5, below which no annual or long-term incentive award was granted. The range of individual modifiers for our named executive officers for 2011 was from .83 to 1.27.

In determining the Chief Executive Officer's individual performance modifier, the Committee considered its evaluation of Mr. Covey's performance against his financial, operational and strategic goals for 2011. The Committee discussed this evaluation in executive session without Mr. Covey being present. The Committee noted that under Mr. Covey's leadership, in 2011, despite a difficult economic environment and sales of fewer acres of nonstrategic properties, the company generated $80.8 million of FFO compared to the budgeted target of $67.8 million, resulting in $40.3 million of earnings from continuing operations comparable to 2010. The company's operating results allowed the company to end the year with $70.8 million of cash and short-term investments and no borrowings outstanding under its bank facility. The Committee noted, however, that in response to continued difficult market conditions, the company deferred additional harvest and reduced its annual dividend payout rate to $1.24. The Committee therefore assigned a reduced individual performance modifier of .83 to Mr. Covey.

The Chief Executive Officer's recommendations to the Committee concerning the individual performance modifiers of each of the other named executive officers were based on the individual performance evaluations of those officers. These evaluations took into account objective criteria in the form of operating results against budget, and subjective criteria such as performance against strategic goals which involve the exercise of discretion and judgment in assessing performance attainment.

In determining Mr. Cremers' individual performance modifier, the Committee noted that during 2011, under Mr. Cremers' leadership, the company, in addition to maintaining its liquidity position, entered into credit agreement modifications resulting in savings of approximately $500,000 in annual fees, and executed lumber hedge agreements which resulted in gains of approximately $4.5 million. In determining Ms. Scott's individual performance modifier the Committee noted her skill and leadership in improving the company's corporate governance in the areas of risk management and compliance and her success in resolving the Avery Landing environmental matter.

The determination of the individual performance modifiers for Messrs. Stinnett and Temple reflected the fact that each of their operating divisions exceeded its budgeted operating results for the year. In addition, each of their operating divisions generated EBITDDA in 2011 that greatly exceeded EBITDDA targets for the year. See "Analysis of 2011 Compensation - Annual Cash Incentive Awards-Comparison of Operating Division Actual and Target EBITDDA” above for a comparison of each operating division's actual 2011 EBITDDA and target EBITDDA. Their individual performance modifiers also reflect performance against subjective strategic goals. Under Mr. Stinnett's leadership, the Resource division, in response to weak pricing in the company's Southern region, was able to move quickly to shift harvests to the company's Northern region where pricing was stronger. Under Mr. Temple's leadership, the Wood Products division's results were comparable to 2010 despite continued difficult market conditions and the company executed a lumber hedge agreement which resulted in gains of approximately $4.5 million.

No specific weight was assigned to the executive officers' individual performance objectives and the Chief Executive Officer subjectively evaluated performance based on qualitative and quantitative information specific to each of these objectives.

Summary Comparison of 2011 Target and Actual Compensation
The following table shows the target and the actual amounts for salary and annual and long-term incentive awards for our named executive officers, along with the 2011 percentage of total direct compensation represented by the amount of each component (i.e., the mix of pay).

	TARGET 2011 TOTAL DIRECT COMPENSATION(1)			ACTUAL 2011 TOTAL DIRECT COMPENSATION(1)
Name	Salary ($)(3) (% of Total)	Target annual incentive award (cash)($) (% of Total)	Guideline long-term incentive grant value (equity)($)(2) (% of Total)	Salary ($) (% of Total)	Actual annual incentive award (cash)($) (% of Total)	Actual long-term incentive grant value (equity)($)(4) (% of Total)
Michael J. Covey	736,471	500,514	1,012,700	736,471	715,000	1,012,700
	32.7%	22.5%	45.5%	29.9%	29%	41.1%
Eric J. Cremers	423,639	205,650	309,200	423,639	450,000	309,200
	45.1%	22.2%	33.4%	35.8%	38%	26.1%
Lorrie D. Scott	253,770	112,509	202,000	253,770	232,200	202,000
	44.7%	19.9%	35.8%	36.9%	33.8%	29.4%
Brent L. Stinnett	314,191	137,268	247,400	314,191	233,700	247,400
	45%	19.9%	35.9%	39.5%	29.4%	31.1%
Thomas J. Temple	271,796	118,746	202,000	271,796	152,900	202,000
	45.9%	20.3%	34.6%	43.4%	24.4%	32.2%

(1)	Total direct compensation is the sum of base salary, annual cash incentives and long-term equity incentives.

(2)
These amounts represent the dollar value of the 2011 long-term equity incentive guideline computed by multiplying the guideline number of shares for each named executive's paygrade by the ten-day average closing stock price for the first ten business days in January, 2011 of $33.39 per share.

(3)
This column includes salary paid for the full or partial year the employee worked. 2011 target and actual salary includes lump sum bonuses in lieu of base salary increases of $21,451 for Mr. Covey, $12,339 for Mr. Cremers, $3,750 for Ms. Scott, $9,151 for Mr. Stinnett and $7,916 for Mr. Temple.

(4)
These amounts represent the dollar value of the actual restricted stock unit award granted in February, 2011, and performance shares granted in February, 2011 for the performance period 2011-2013, in each case computed by multiplying the guideline value by the individual performance modifier. Such amounts may or may not be paid out depending the company's performance or the executive's continued employment, as applicable, over the three-year vesting and performance period. See “Analysis of 2011 Compensation - Long-Term Incentive Awards-Potlatch Corporation TSR Comparison” for a description of performance measures and threshold, target and maximum goals for performance share awards.

Benefits
We do not provide perquisites or other personal benefits to our named executive officers, such as aircraft for personal use, paid parking spaces, or company cars, with the exception of payment of insurance premiums for accidental death and dismemberment insurance. The company reimburses named executive officers for certain relocation expenses pursuant to a relocation program that is the same for all salaried employees. Pursuant to the company's relocation program, reimbursement of the employee's loss on sale of his or her home is capped and the relocating employee's home is only purchased if not sold within 90 days and then only at a purchase price equal to the average of two independent appraisals of fair market value. Our health care and other medical insurance programs, as well as our 401(k) Plan, are the same for all salaried employees, including officers.

Salaried Retirement Plan. Our Salaried Retirement Plan provides a pension to our salaried and certain other eligible employees who were participants in the plan before January 1, 2011, including our named executive officers. We believe this plan is competitive with our peers and is intended to provide a source of income for our salaried and certain other eligible employees following retirement. This plan is discussed in detail on page 45. Effective January 1, 2011 our Salaried Retirement Plan was closed to new entrants.

Supplemental Plan II. Our Salaried Supplemental Benefit Plan II provides retirement benefits to our eligible salaried employees who were participants in the plan before January 1, 2011, including our named executive officers, based upon the benefit formulae of our Salaried Retirement Plan and our Salaried 401(k) Plan but without regard to the IRS compensation and benefit limitations applicable to these tax-qualified plans. We believe this plan is competitive with our peers and companies of comparable size, and is intended to provide a retirement benefit commensurate with participant compensation, as we do for other employees. This plan is discussed in detail on pages 45 to 47. Effective January 1, 2011 our Salaried Supplemental Benefit Plan II was closed to new entrants.

401(k) Plans.    Our Salaried 401(k) Plan permits our salaried and certain other eligible employees, including our named executive officers, to make voluntary pre-tax and after-tax contributions to the plan, subject to applicable tax limitations. We match $0.70 for every $1.00 that a participant contributes to our Salaried 401(k) Plan, up to the first 6% of his or her eligible compensation, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are 100% vested in the matching contributions upon completion of two years of service. In February 2011, in connection with the closure of our Salaried Retirement Plan to new employees, we amended our Salaried 401(k) Plan to provide for annual company contributions equal to 3% of eligible compensation for employees hired after January 1, 2011.

Health and Welfare Benefits.    All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Post-Termination Severance Benefits. The company maintains a severance program that provides severance benefits to our named executive officers and other officers designated by the Compensation Committee. Benefits are payable under the severance program both in connection with a termination of the executive officer's employment with us and in connection with a separation of employment following a change of control. The Committee believes the severance program is competitive with those of our peer companies and serves our recruitment and retention efforts. The section entitled "Potential Payments Upon Termination or Termination Following a Change of Control" provides additional information regarding the severance program and the estimated potential incremental benefits under the program for the named executive officers.

Granting of Long-Term Incentive Awards.    The effective grant date for equity awards is the day of the Compensation Committee meeting at which the awards are approved, typically in February of each year. These meetings are scheduled well in advance of the actual meeting date and are not coordinated with the release of any material, non-public information. Equity grants to executive officers who are hired during the year are effective upon the executive's start date.

Section 162(m).Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows an income tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. While the Compensation Committee considers the effect of this rule in developing and implementing our compensation program, in order to preserve the Committee's flexibility to adjust incentives for individual performance, we have not adopted a policy that all compensation must qualify as “performance-based” under Section 162(m). The company intends annual cash incentive compensation awards and performance share awards issued pursuant to stockholder-approved plans to qualify as "performance-based" compensation under Section 162(m).

Financial Restatement Clawback Policy.     In 2009, the Compensation Committee approved a financial restatement “claw- back” policy. The policy provides that all incentive awards granted to executive officers after December 31, 2009 will provide the Board the discretion to require that the executive officer reimburse the company if:

•	payment was predicated upon the achievement of specific financial results that were subsequently the subject of a material financial restatement;

•	in the Board's view, a company employee engaged in fraud or misconduct that caused or partially caused the need for such material financial restatement by the company; and

•	lower payment, settlement, grant or vesting would have occurred based upon the restated financial results.
The amount to be reimbursed is the amount by which any incentive awards previously paid, settled, granted or vested on the basis of previously stated financial results within the two year period preceding the date of disclosure of the material financial restatement, exceeded the lower amounts that would have been paid, settled, granted or vested based on the restated financial results. We expect to modify the policy upon the issuance of final regulations by the SEC under the applicable provisions of the Dodd-Frank Act.
A copy of our financial restatement clawback policy is available by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and “Financial Restatement Clawback Policy.”
Insider Trading Policy. The company's insider trading policy prohibits directors, officers and employees from speculating in company securities or engaging in transactions designed to hedge their ownership interests.
A copy of our insider trading policy is available by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and “Securities Law Compliance and Insider Trading Policy.”
Officer Stock Ownership Guidelines. In the interest of promoting and increasing equity ownership by our senior executives and to further align our executives' long-term interests with those of our stockholders, we have adopted the following stock ownership guidelines:

Chief Executive Officer	Value of Shares = 5 x Base Salary
Vice President	Value of Shares = 2 x Base Salary
Each executive must acquire by December 31, 2012, or within five years of his or her becoming an executive officer subject to the stock ownership guidelines, a minimum number of shares based on the applicable value shown above. To meet the requirements, an executive must increase his or her stock holdings each year by at least 20% of the required amount until the minimum number is acquired. Shares held in a brokerage account, an account with our transfer agent or in our 401(k) Plan, common stock units owned as a result of deferred awards paid under our annual incentive program and any vested restricted stock units all count towards the ownership requirement. Shares subject to unexercised stock options, unvested restricted stock units or unearned performance shares, however, do not count toward the ownership guidelines. If an executive does not meet the incremental stock ownership requirement in any of the five years, or the ownership requirement is not maintained after it is initially met, incentive awards made to the executive under our annual incentive program will be paid 50% in cash and 50% in stock, and any shares issued upon settlement of performance share awards must be retained to the extent necessary to meet the stock ownership guidelines.
As of December 31, 2011 all of our named executive officers met their incremental stock ownership requirements. See “Security Ownership of Certain Beneficial Owners and Management.”
A copy of our officers' stock ownership guidelines is available by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and “Officer Stock Ownership Guidelines.”

REPORT OF THE EXECUTIVE COMPENSATION AND PERSONNEL POLICIES COMMITTEE
The Executive Compensation and Personnel Policies Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2011 Annual Report on Form 10-K.
The Committee Members:
Ruth Ann M. Gillis, Chair
Jerome C. Knoll
John S. Moody
Lawrence S. Peiros
Gregory L. Quesnel
Judith M. Runstad

EXECUTIVE COMPENSATION TABLES
2011 Compensation
Summary Compensation Table
The table below sets forth information regarding the compensation for each of our named executive officers for the year 2011 and, where applicable, the years 2010 and 2009. The information contained in the Summary Compensation Table should be viewed together with the “2011 Grants of Plan-Based Awards” table, which includes target levels for annual incentive awards and long-term performance share awards, to obtain the most accurate representation of annual and long-term incentive compensation elements and the total compensation provided to our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Michael J. Covey Chairman, President and Chief Executive Officer	2011 2010 2009	736,471 692,103 715,020	--- --- ---	1,373,949 1,663,416 1,619,352	715,000 1,126,200 500,500	829,210 543,245 562,333	37,331 43,994 45,602	3,670,510 4,068,957 3,442,807
Eric J. Cremers Vice President, Finance and Chief Financial Officer	2011 2010 2009	423,639 398,117 411,300	--- --- ---	405,102 471,689 460,383	450,000 450,000 350,600	120,894 63,420 50,691	25,628 31,419 24,315	1,412,924 1,414,645 1,297,289
Lorrie D. Scott Vice President, General Counsel and Corporate Secretary	2011 2010	253,770 114,272	25,000 45,000	264,675 ---	232,200 100,000	54,211 13,706	226,960 51,450	1,038,066 279,427
Brent L. Stinnett Vice President, Resource Management Division	2011 2010 2009	314,191 295,263 305,040	--- --- ---	324,172 315,300 261,410	233,700 250,000 85,800	123,683 61,298 98,172	24,727 11,072 20,323	1,011,322 932,933 770,745
Thomas J. Temple Vice President, Wood Products Division	2011 2010 2009	271,796 255,422 263,880	-- 89,200(7)	264,675 256,444 251,627	152,900 200,000 ---	74,042 37,808 27,689	20,119 13,659 340,592	775,617 763,334 972,988

(1)
This column includes salary paid for the full or partial year the employee worked. Pay cycles changed from semi-monthly to biweekly in August 2010, so the last week or two weeks of salary in 2010 was paid in January 2011. 2011 salary includes lump sum bonuses in lieu of base salary increases of $21,451 for Mr. Covey, $12,339 for Mr. Cremers, $3,750 for Ms. Scott, $9,151 for Mr. Stinnett and $7,916 for Mr. Temple.

(2)	Includes a hiring and relocation bonus paid to Ms. Scott.

(3)
This column shows the aggregate grant date fair value, computed in accordance with FASB Topic 718, of performance shares (at target) and restricted stock units granted in 2009, 2010 and 2011. In accordance with FASB Topic 718, the grant date fair value reported for all restricted stock units was computed by multiplying the number of shares subject to the restricted stock unit award by the closing price of our stock on the grant date. The grant date fair values reported for performance shares were based upon the probable outcome of the TSR condition, which amounts were determined consistent with the estimate of the aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB Topic 718, excluding the effect of estimated forfeitures. T he estimate of the aggregate compensation cost to be recognized over the performance period was determined by using a Monte Carlo simulation model. The assumptions made in connection with this estimate are discussed in Note 15 to our Financial Statements included in our 2011 Form 10-K. Following is the fair value as of the grant date of the performance shares granted to our named executive officers, assuming the highest level of TSR would have been or will be achieved (resulting in settlement of 200% of the shares subject to the award), in each case based on the closing price of our stock on the grant date:

Michael J. Covey
2011 Performance Shares	$2,371,199
2010 Performance Shares	2,369,174
2009 Performance Shares	2,361,960
Eric J. Cremers
2011 Performance Shares	542,960
2010 Performance Shares	542,936
2009 Performance Shares	540,189
Lorrie Scott
2011 Performance Shares	354,781
2010 Performance Shares	—
Brent L. Stinnett
2011 Performance Shares	434,524
2010 Performance Shares	362,925
2009 Performance Shares	306,715
Thomas J. Temple
2011 Performance Shares	354,781
2010 Performance Shares	295,179
2009 Performance Shares	295,245

(4)	This column includes the cash awards under our annual incentive plan. Annual awards relating to performance in 2011 were paid in 2012 unless deferred under our Management Deferred Compensation Plan.

(5)
Amounts shown represent the aggregate annual change in the actuarial present value of accumulated pension benefits under all of our defined benefit and actuarial plans. No portion of the amounts shown in this column is attributable to above market or preferential earnings on deferred compensation.

(6)
2011 amounts shown include 401k company match of $10,868 for Mr. Covey, $11,004 for Ms. Scott, $13,350 for Mr. Stinnett and $10,442 for Mr. Temple, allocations under the 401k Plan Supplemental Benefit portion of our Salaried Supplemental Benefit Plan II ($26,312 for Mr. Covey, $15,518 for Mr. Cremers and $11,225 for Mr. Stinnett), and premiums paid for life and accidental death and dismemberment insurance. The amount shown for Mr. Temple in 2009 also includes the following payments and reimbursements made pursuant to our salaried employee relocation program: (i) $54,678 of relocation expenses, (ii) a tax gross-up of $22,351 relating to reimbursed amounts includible in gross income, and (iii) $252,257 in aggregate incremental costs paid by the company in connection with the purchase of Mr. Temple's home and the amount received by the company on the subsequent sale of the house. The amount shown for Ms. Scott in 2010 and 2011 also includes the following payments and reimbursements made pursuant to our salaried employee relocation program: (i) $11,777 of relocation expenses, (ii) a tax gross-up of $6,189 relating to reimbursed amounts includible in gross income, and (iii) $203,268 in aggregate incremental costs paid by the company in connection with the purchase of Ms. Scott's home and the amount received by the company on the subsequent sale of the house.

(7)	Includes a $15,000 relocation bonus.

Grants of Plan-Based Awards for 2011
The table below provides information regarding 2011 grants of annual and long-term incentive awards for the named executive officers, including the range of estimated possible payouts under our annual incentive plan and estimated future payouts under our performance share program and the grant date fair value of restricted stock units.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)(#)	Grant Date Fair Value ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Covey	2/17/2011	62,564	500,514	2,002,056	7,583	30,330	60,660		1,373,949
Eric J. Cremers	2/17/2011	25,706	205,650	822,600	1,736	6,945	13,890		314,609
	2/17/2011							2,315	90,493
Lorrie D. Scott	2/17/2011	14,064	112,509	450,036	1,135	4,538	9,076		205,571
	2/17/2011							1,512	59,104
Brent L. Stinnett	2/17/2011	17,159	137,268	549,072	1,390	5,558	11,116		251,777
	2/17/2011							1,825	72,395
Thomas J. Temple	2/17/2011	14,843	118,746	474,984	1,135	4,538	9,076		205,571
	2/17/2011							1,512	59,104

(1)
Actual amounts paid under our annual incentive plan for performance in 2011 were paid in February 2012 (unless deferred under our Management Deferred Compensation Plan), and are reflected in the 2011 Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Awards granted under our annual incentive plan are subject to an individual performance modifier, which range from zero to 2.0, based on an individual's performance for the year. The threshold personal modifier is 0.5, below which an individual would receive no bonus. A modifier of 0.5 would result in an individual receiving only one half of the bonus amount otherwise payable under our annual incentive plan, and a modifier of 2.0 would result in an individual receiving 200% of such bonus amount. The amounts shown for target assume an individual performance modifier of 1.0. To show the lowest and highest awards available, the amounts shown for threshold assume an individual performance modifier of 0.5 and those for maximum assume a personal modifier of 2.0. The annual incentive plan is described in "Compensation Discussion and Analysis" on pages 29 and 30 to 33.

(2)
Amounts shown represent the threshold, target and maximum performance shares for the 2011-2013 performance period. Performance shares are granted at target performance level. The performance share program is described in "Compensation Discussion and Analysis" on pages 30 and 33.

(3)
Amounts shown represent restricted stock units granted in 2011 that vest on the third anniversary of the date of grant. The restricted stock unit program is described in "Compensation Discussion and Analysis" on page 30.

(4)
The grant date fair value of the restricted stock units has been calculated using the closing price of our common stock on the grant date (February 17, 2011) of $39.09. The grant date fair value of the performance share awards has been calculated based on the probable outcome of the TSR condition as of the grant date, consistent with FASB Topic 718.

Current Equity Holdings

2011 Outstanding Equity Awards at Fiscal Year-End
The table below sets forth information regarding the outstanding unvested or unearned stock awards held by the named executive officers as of December 31, 2011. The market value of unvested stock awards is based on the closing stock price of company common stock of $31.11 on December 30, 2011, the last trading day of the year.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Covey, Michael J
Performance Share Grant (2010-2012)			82,096	2,554,020
Performance Share Grant (2011-2013)			64,000	1,991,036
Cremers, Eric J
Performance Share Grant (2010-2012)			18,814	585,296
Performance Share Grant (2011-2013)			14,655	455,910
RSU Grant (2010-2012)	3,136(5)	97,549
RSU Grant (2011-2013)	2,442(6)	75,985
Scott, Lorrie D.
Restricted Stock Units (2010)	868(7)	27,007
Performance Share Grant (2011-2013)			9,576	297,901
RSU Grant (2011-2013)	1,595(6)	49,628
Stinnett, Brent L
Performance Share Grant (2010-2012)			12,576	391,241
Performance Share Grant (2011-2013)			11,728	364,859
RSU Grant (2010-2012)	2,096(5)	65,207
RSU Grant (2011-2013)	1,954(6)	60,788
Temple, Thomas J
Performance Share Grant (2010-2012)			10,229	318,209
Performance Share Grant (2011-2013)			9,576	297,901
RSU Grant (2010-2012)	1,705(5)	53,035
RSU Grant (2011-2013)	1,595(6)	49,628

(1)
Number of restricted stock units granted, plus dividend equivalents through December 31, 2011. Dividend equivalents were calculated using the closing price of our common stock on the dividend payment dates.

(2)	Value of restricted stock units calculated using the $31.11 per share closing price of our common stock on December 30, 2011.

(3)
This column shows performance shares granted, plus dividend equivalents accrued through December 31, 2011. Dividend equivalents were calculated using the closing price of our common stock on the dividend payment date. The award grants for the 2010-2012 and 2011-2013 performance periods are shown at 200% of the target grant based on actual company performance at or above target from the start of the performance periods that end on December 31, 2012 and December 31, 2013 respectively, the actual number of shares that could be issued upon settlement of these awards may be less than the amounts shown in the table.

(4)	Value of performance shares calculated using the $31.11 per share closing price of our common stock on December 30, 2011.

(5)	100% of the shares listed will vest on December 31, 2012.

(6)	100% of the shares listed will vest on December 31, 2013.

(7)	20% of the shares listed vest on July 6, 2012 and the remainder will vest on July 6, 2013

2011 Stock Vested Table
For the year 2011, the table below provides, for each of our named executive officers, the number of stock awards vested and the value realized due to the vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael J. Covey	74,481	2,323,796
Eric J. Cremers	21,396	667,542
Lorrie D. Scott	218	7,280
Brent L. Stinnett	12,149	379,037
Thomas J. Temple	11,695	364,882

(1)
Except for Ms. Scott, this column shows the gross number of performance shares earned for the performance period 2009-2011, plus dividends accrued during the performance period. During the performance period, the company's TSR placed us between 1st and 2nd of our forest products peer group and the 47th percentile of the S & P 400 mid cap companies and resulted in a multiplier of 127% being applied to the target grant of performance shares. The Compensation Committee approved settlement of these performance shares in February 2012 and actual settlement occurred in the same month, which included withholding for tax purposes and the resulting receipt of fewer shares by each named executive officer than shown in the table. Additionally, this column includes restricted stock units that vested in 2011. These vested restricted stock units are not settled upon the vesting date but rather on the date that is three years after the grant, subject to earlier settlement in the event of retirement or termination of employment following a change of control.

(2)
The value of the performance shares was calculated using the $31.20 per share closing price of company common stock on February 16, 2012 (the date the Compensation Committee approved payment of the awards). The dividend equivalents were calculated using the closing stock price on the dividend payment dates. Restricted stock units are calculated using the market value of the underlying shares on the vesting date, including the market value of any dividend equivalents that have accrued on the underlying shares as of the vesting date. Dividend equivalents for restricted stock units are calculated using the closing price of our common stock on the dividend payment dates.

Post-Employment Compensation
Pension Benefits Table
The table below shows the actuarial present value of each named executive officer's accumulated benefit payable on retirement under our tax-qualified Salaried Retirement Plan, or Retirement Plan, and under the Retirement Plan Supplemental Benefit portion of our non-qualified Salaried Supplemental Benefit Plan II, or Supplemental Plan. Effective January 1, 2011, the company closed the Retirement Plan and the Supplemental Plan to employees hired on or after that date.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit($)	Payments during last fiscal year($)
Michael J. Covey	Supplemental Plan	5.90	2,851,957	—
	Retirement Plan	5.90	167,150	—
Eric J. Cremers	Supplemental Plan	4.46	186,089	—
	Retirement Plan	4.46	95,030	—
Lorrie D. Scott	Supplemental Plan	1.49	25,553	—
	Retirement Plan	1.49	42,634	—
Brent L. Stinnett	Supplemental Plan	5.42	238,089	—
	Retirement Plan	5.42	197,335	—
Thomas J. Temple	Supplemental Plan	3.16	47,999	—
	Retirement Plan	3.16	95,302	—

The following assumptions were made in calculating the present value of accumulated benefits:
Discount rate of 4.95%;
Zero percent future salary growth;
Normal retirement age of 62 or current age, if greater (age 55 is assumed for Mr. Covey under the Supplemental Plan);
Service as of the fiscal year-end;
RP2000 Mortality with projection to 2019 for 2011; and
IRS limitations and Social Security covered compensation as of the measurement date.

Summary of Plan Benefits:    Salaried and other eligible employees (including the named executive officers) generally are eligible to receive retirement benefits under the Retirement Plan. For purposes of calculating the Retirement Plan benefit, earnings generally include base salary and annual bonus awards. Benefits paid under the Retirement Plan are calculated as follows:

Benefit	Benefit Available If:	Benefit Amount

Normal Retirement	Employment with company terminates after eligible employee attains age 65
Normal monthly benefit calculation
Final average monthly earnings
(highest consecutive 60 months of final 120 months earnings divided by 60) Multiplied by 1%. Multiplied by years of credited service Plus Portion of final average monthly earnings that exceeds the Social Security Benefit
Base Multiplied by 1/2%
Multiplied by years of credited
service up to 35

Early Retirement	Employment with company terminates after eligible employee turns 55 and has ten or more years of vesting service	Calculate the monthly normal retirement benefit (as described above), then reduce that amount by 1/12 of 5% (5% per year) for each month the retirement age is less than age 62
Required survivor benefits are paid under the Retirement Plan. Benefits generally are paid in the form of a life annuity. Alternate annuity forms of payment are available subject to the actuarial equivalence factors used for all salaried employees in the Retirement Plan. Benefits with a total actuarial present value less than $5,000 are paid in a lump sum.
The benefits payable under the Retirement Plan and our Salaried 401(k) Plan, or the 401(k) Plan, are supplemented by benefits paid under the Supplemental Plan for certain salaried and other eligible employees (including the named executive officers). Benefits paid under the Supplemental Plan are calculated in accordance with the normal retirement benefit formula or early retirement formula described in the table above with respect to the Retirement Plan, taking into account the benefit that would have been paid under the Retirement Plan if:

•	the limitations imposed by the Internal Revenue Code on maximum eligible annual earnings ($245,000 in 2011) and maximum annual retirement benefits ($195,000 in 2011) did not apply; and

•	any deferred bonus awards were paid to the eligible employee in the year deferred.
From this sum, the benefit paid under the Retirement Plan is subtracted to determine the benefit paid under the Supplemental Plan.
For example, in 2011, the maximum compensation allowed under the Retirement Plan was $245,000. For an executive earning $300,000 in 2011, the Retirement Plan uses compensation of $245,000 in the benefit formula, while the Supplemental Plan uses the full $300,000, producing a higher total benefit value.
Benefits paid under the Supplemental Plan are paid beginning no later than 90 days after the date the eligible employee turns 55 or terminates employment, whichever is later and, at the eligible employee's election, in one of the annuity forms available under the Retirement Plan except benefits with total actuarial present value of $50,000 or less are paid in a lump sum.

Mr. Covey, under a letter agreement with the company, is entitled under the Supplemental Plan to a minimum benefit of $26,800 per month payable upon his retirement on or after age 55. This benefit will be offset by the accumulated value of defined benefit retirement plan benefits paid by Mr. Covey's prior employer, and by pension benefits otherwise payable from our benefit plans. Because of this special benefit, Mr. Covey's retirement age for purposes of the calculations in the Pension Table for the Supplemental Plan was assumed to be age 55. If Mr. Covey continues to work beyond age 55, the value of this minimum benefit under Mr. Covey's letter agreement declines year by year as the value of his normal company benefits increase. The purpose of the special minimum benefit provision is to provide Mr. Covey a retirement benefit at age 55 not less than his projected benefit at age 55 from his prior employer. If Mr. Covey's employment with us terminates prior to his reaching age 55, other than in connection with a change of control, this minimum benefit does not apply.
Mr. Stinnett was eligible for early retirement, as of December 31, 2008, under the Retirement Plan and the Supplemental Plan. In connection with the hiring of Mr. Stinnett, a special provision under the Supplemental Plan provides for full vesting and full eligibility for benefits that would normally require him to have a minimum number of years under the Supplemental Plan, Retirement Plan and 401(k) Plan. Pursuant to this provision, Mr. Stinnett began accruing nonforfeitable benefits as if he were fully vested under company plans immediately upon joining us and was placed in a similar vesting position to what he would have been in had he remained with his previous employer. No other benefit enhancement is provided to Mr. Stinnett under the Supplemental Plan, the Retirement Plan and 401(k) Plan.
2011 Nonqualified Deferred Compensation Table
The table below shows the fiscal year contributions made by and on behalf of each of the named executive officers under the 401(k) Plan Supplemental Benefit portion of the Supplemental Plan, as well as amounts deferred during the fiscal year under our Management Deferred Compensation Plan. The amounts shown for aggregate earnings, aggregate withdrawals/distributions and aggregate balance include all such amounts for these plans as well as the Supplemental Plan and certain other predecessor deferred compensation plans in which the named executive officer participates.

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (12/31/11) ($)(3)
Michael J. Covey	67,942	46,632	—	3,168,992
Eric J. Cremers	26,786	(6,494)	—	80,037
Lorrie D. Scott	4,568	26	—	42,668
Brent L. Stinnett	13,406	2,614	—	127,896
Thomas J. Temple	9,525	2,220	—	14,404

(1)	Supplemental Plan II. Amounts shown in the Registrant Contributions column above are also included in the “All Other Compensation” column in the 2011 Summary Compensation Table.

(2)	None of the Aggregate Earnings reported in this table are included in the 2011 Summary Compensation Table for the 2011 fiscal year, because they do not represent above-market or preferential earnings.

(3)	The following amounts included in the Aggregate Balance column above have been reported as compensation to the named executive officers in the Summary Compensation Tables for previous fiscal years:
Michael J. Covey         $199,528
Eric J. Cremers         50,364
Lorrie D. Scott          0
Brent L. Stinnett         33,041
Thomas J. Temple          4,410

In addition to the retirement benefits described above, the Supplemental Plan also provides supplemental benefits under the 401(k) Plan for eligible employees hired prior to January 1, 2011 to the extent that an eligible employee has made the maximum contributions permitted under the 401(k) Plan and the eligible employee's allocations of “company contributions” are reduced under the 401(k) Plan due to Internal Revenue Code limits or because the eligible employee has deferred an award under our annual incentive plan. For years after 2004, eligible employees are credited with contributions under the Supplemental Plan equal to the difference between the amount of company contributions and allocable forfeitures actually allocated to the eligible employee under the 401(k) Plan for the year and the amount of company contributions and allocable forfeitures that would have been allocated to the eligible employee under the 401(k) Plan if the eligible employee had made “participating contributions” equal to 6% percent of his or her earnings determined without regard to the Internal Revenue Code limit on maximum eligible compensation ($245,000 in 2011) and without regard to deferral of any award otherwise payable under our annual incentive plan. Amounts credited to the Supplemental Plan on behalf of eligible employees are deemed to be invested in certain investments allowed under the 401(k) Plan.
Eligible employees become vested in this supplemental benefit upon the earliest of completion of two years of service, attainment of age 65 while an employee, or total and permanent disability. The supplemental benefits are paid in 10 or fewer annual installments or in a lump sum, at the eligible employee's election, following separation from service. Benefit payments made under the Supplemental Plan to “key employees,” as defined under the Internal Revenue Code, will be delayed for a minimum of six months following their separation date. Account balances that are equal to less than the annual 401(k) contribution limit ($16,500 in 2010 and 2011) on the date the eligible employee separates from service are paid in a lump sum without regard to the employee's election.
Certain eligible employees, including the named executive officers, who earn awards under our annual incentive plan are permitted to defer receipt of those awards. These employees may defer receipt of a minimum of 50% and a maximum of 100% of the award pursuant to rules established under our Management Deferred Compensation Plan. Eligible employees, including the named executive officers, may also defer up to 50% of their base salary under the Management Deferred Compensation Plan. At the employee's election, deferrals may be deemed invested in a stock unit account, a directed investment account with certain deemed investments available under the 401(k) Plan, or a combination of these investment vehicles. If stock units are elected, dividend equivalents are credited to the units.
At the time of his hiring, Mr. Covey received a grant of restricted stock units to replace the value of certain earned incentives that would have been available to him from his former employer. Pursuant to the terms of this grant, which vested in 2009, Mr. Covey elected to defer receipt of 44,818 shares. He was allocated 44,818 stock units in a deferral account maintained by us. The stock units are credited with dividend equivalents and will be settled in shares of company common stock upon his termination of employment.
Potential Payments Upon Termination or Termination Following a Change of Control
Severance Program for Executive Employees.    The Severance Program for Executive Employees, or Severance Program, provides severance benefits to our named executive officers and other officers designated by the Compensation Committee. Benefits are payable under the Severance Program both in connection with a termination of the executive officer's employment with us and in connection with a separation of employment following a change of control.
Termination Other Than in Connection with Change of Control, Retirement, Death or Disability.    The following table sets forth the severance benefits payable to each of our named executive officers under the Severance Program if the named executive officer's employment is terminated in the circumstances described below. No benefits are payable if the termination of service is voluntary or for cause or as a result of retirement, death or disability. The following table assumes the termination of employment occurred on December 30, 2011, and uses the $31.11 closing price per share of our common stock as of December 30, 2011, for purposes of valuing the equity component of severance benefits.

	Cash Severance Benefit($)(1)	Pro-Rata Annual Bonus (2)	Value of Equity Acceleration ($)(3)	Benefit Continuation ($)(4)	Total ($)
Michael Covey	357,510	—	—	9,718	367,228
Eric Cremers	205,650	—	—	8,458	214,108
Brent Stinnett	152,520	—	—	7,558	160,078
Lorrie Scott	125,010	—	—	6,289	131,299
Thomas Temple	131,940	—	—	8,481	140,421

(1)
The executive officers receive severance benefits pursuant to the Severance Program for Executive Employees. The severance benefit equals three weeks of base salary for each completed full year of service, subject to a minimum benefit of six months and a maximum benefit of twelve months.

(2)	Under the Annual Incentive Plan, if the executive is not employed by the Company on the date of the award payout (February 2012), the annual incentive plan award payout is forfeited.

(3)	Unvested performance shares and restricted stock units will be forfeited outside of a change in control, death or disability termination.

(4)
The executive officers receive benefit continuation (i.e., medical, dental and basic life insurance) pursuant to the Severance Program for Executive Employees. The benefit continuation period is equal to the severance benefit period.

Under the Severance Program, basic severance benefits generally are payable to each eligible employee when his or her employment terminates in the following circumstances:

•	involuntary termination of the employee's employment for any reason other than death, disability or misconduct;

•
the subsidiary employing the employee ceases to be a participating company in the Severance Program due to a sale to a third party or a spin-off of the subsidiary, in a transaction that is also a change in ownership or effective control of Potlatch Corporation or a change in ownership of a substantial portion of Potlatch Corporation's assets (but no benefits are payable if the employee continues employment with or is offered the same or better employment terms by the purchaser or spun-off company, and the purchaser or spun-off company maintains a severance plan that is equivalent in all material respects to the Severance Program);

•
election by the employee to terminate employment upon being required to relocate his or her principal place of business to a place that is 50 miles or more further from the employee's primary residence than the prior principal place of business; or

•	separation from service by the employee within 24 months

▪	of a material reduction in his or her authority or responsibility,

▪	any reduction in his or her base salary, annual bonus opportunity, or long-term incentive opportunity, or

▪	a 15% or greater reduction in his or her aggregate benefits as compared to all other similarly situated employees unless the reduction applies to all similarly situated employees.

Upon the occurrence of any of the events described above, (which expressly excludes a termination by the employee outside of the reasons noted above) the following basic severance benefits are payable to the named executive officers:

•
Cash Severance Payment.    A cash payment equal to three weeks of the employee's base compensation for each full year of service. The minimum cash benefit is six months of base compensation and the maximum is one year.

•	Unused and Accrued Vacation. The employee's unused and accrued vacation.

•
Benefits Continuation.    Continued medical, dental and basic life insurance coverage for a period equal to three weeks for each full year of service. The minimum period for continued insurance coverage is six months and the maximum is one year.

Termination of an employee's employment (for reasons other than in connection with a change of control or upon death, disability or retirement) will result in the automatic termination of any unvested performance shares and restricted stock units.
No basic severance benefits are payable under the Severance Program in connection with an eligible employee's termination generally if (1) the employee separates from service on or after his or her normal retirement date, (2) during the two-year period immediately before retirement, the employee is an eligible employee under the Severance Program, and (3) the employee is entitled to benefits under the Retirement Plan, the 401(k) Plan (excluding benefits representing employee contributions) and the Supplemental Plan which, when converted into a straight life annuity, equal to at least $44,000 in the aggregate. The Severance Plan document also states that no severance benefits will be payable if the eligible employee is receiving long-term or permanent disability benefits under the Company's disability income plan.
Termination Following a Change of Control.    The following table sets forth the severance benefits payable to each of our named executive officers under the Severance Program upon a termination of employment in connection with a change of control. The following table assumes the termination of employment and a change of control each occurred on December 30, 2011, and uses the $31.11 closing price per share of our common stock as of December 30, 2011, for purposes of valuing the equity component of severance benefits.

	Cash Severance Benefit ($)(1)	Pro-Rata Annual Bonus ($)(2)	Value of Equity Acceleration ($)(3)	Benefit Continuation ($)(4)	Enhancement of Retirement Benefits ($)(5)	Excise Tax Gross-Up Payment ($)(6)	Total ($)
Michael Covey	3,646,602	500,514	1,183,179	58,308	2,449,718	—	7,838,321
Eric Cremers	1,542,375	205,650	444,630	42,290	200,078	—	2,435,023
Brent Stinnett	479,167	137,268	317,218	16,375	84,090	—	1,034,118
Lorrie Scott	906,323	112,509	126,285	31,443	—	—	1,176,559
Thomas Temple	956,565	118,746	258,391	42,403	100,154	—	1,476,258

(1)
Mr. Covey receives a severance benefit equal to 3 times the sum of his base salary and target annual bonus. The other executive officers receive severance benefits equal to 2.5 times the sum of their respective base salaries and target annual bonuses.

(2)
All executive officers would be entitled to a payment of the pro-rata portion of their annual bonus, based on the Company's actual performance. As the termination event would occur on December 31, 2011, we have shown the full year actual annual bonus.

(3)
The Equity Acceleration column is comprised of the realizable value (i) upon acceleration of unearned performance share awards, which only require a "single trigger", or change in control, to occur for settlement to be due on a pro-rata basis based on target performance, and (ii) upon acceleration of Restricted Stock Units, which require a "double trigger", or a change in control coupled with an involuntary loss of employment or voluntary termination of employment for Good Reason (as defined in the Plan document) within one month prior to or two years after the change in control for settlement to be due. Restrictions on the Restricted Stock Unit awards would fully and immediately lapse. All executives would receive a pro-rata number of performance shares based on their service during the 36-month performance periods and the "target" number of shares awarded for mid-cycle performance share awards. Amounts in the table exclude the 2009 - 2011 performance share awards, as these awards are earned as of December 31, 2011 (which is the end of the performance period). All equity awards have been calculated using the Company's closing stock price on December 30, 2011 of $31.11.

(4)	The executive officers receive benefit continuation pursuant to the Severance Program. The benefit continuation period is equal to the severance benefit period.

(5)	Reflects the immediate vesting of the unvested portion of the executives' Defined Benefit and Defined Contribution Plan Accounts.

(6)
This amount represents the excise tax gross-up to be paid by the Company if the executives' parachute payments exceed their safe harbor by $100,000 for Mr. Covey and $50,000 for the remaining Named Executive Officers.

Under the Severance Program, benefits are payable to each of our named executive officers upon termination following a change of control. In general, a change of control is one or more of the following events: (1) any person acquires more than 30% of company common stock; (2) certain changes are made to the composition of our Board; (3) certain transactions occur that result in company stockholders owning 50% or less of the surviving corporation's stock; or (4) a sale of all or substantially all of the assets of the company or approval by our stockholders of a complete liquidation or dissolution of the company.
Upon a change of control, the performance period for outstanding unvested performance share awards will be deemed concluded on the effective date of the change of control. As of that date, target awards will be deemed payable and dividend equivalents will be calculated on the target award, in each case prorated to the date of the change of control.
In addition, other change of control benefits are payable to our named executive officers if, within two years following a change of control, one of the following events occurs:

•	involuntary termination of the employee's employment for any reason other than death, disability or misconduct;

•
the company employing the employee ceases to be a participating company in the Severance Program due to a sale to a third party or a spin-off of the company, in a transaction that is also a change in ownership or effective control of Potlatch Corporation or a change in ownership of a substantial portion of Potlatch Corporation's assets (but no benefits are payable if the employee continues employment with or is offered the same or better employment terms by the purchaser or spun-off company, and the purchaser or spun-off company maintains a severance plan that is equivalent in all material respects to the Severance Program);

•
election by the employee to terminate employment upon being required to relocate his or her principal place of business to a place that is 50 miles or more further from the employee's primary residence than the prior principal place of business; or

▪	separation from service by the employee within 24 months of a material reduction in his or her authority or responsibility,

▪	any reduction in his or her base salary, standard bonus opportunity or long-term incentive opportunity, or

▪	a 15% or greater reduction in his or her aggregate benefits as compared to all other similarly situated employees unless the reduction applies to all similarly situated employees.

Upon the occurrence of any of the events described above within two years following a change of control, the following change of control severance benefits are payable to our named executive officers:

•
Cash Severance Payment.    A cash benefit equal to the employee's base compensation plus his or her base compensation multiplied by his or her standard bonus percentage, determined as of the date of the change of control or the effective date the employee separates from service, whichever produces the larger amount, multiplied by 3 with respect to our Chief Executive Officer, and 2.5 with respect to all other eligible employees, all of whom are officers. The cash benefit is subject to a downward adjustment if the employee separates from service within thirty months of his or her normal retirement date and additional service credit for the severance period is added to the pension benefit calculation;

•
Prorated Annual Incentive Award.    A cash bonus under our annual incentive plan for the fiscal year of termination, determined based on the employee's target or standard bonus and prorated for the number of months during the fiscal year in which the employee was employed;

•	Benefits Continuation. COBRA premium payments during the number of years equal to the factor described above for continued medical, dental and basic life insurance coverage;

•
Enhancement of Retirement Benefits. A lump sum cash benefit equal to the value of that portion of the employee's “company matching account” in the 401(k) Plan attributable to “company contributions” which is unvested and the unvested portion, if any, of the employee's “401(k) plan supplemental benefit” account under the Supplemental Plan. A lump sum cash benefit equal to the present value of the employee's “normal retirement benefit” and “retirement plan supplemental benefit” determined under the Retirement Plan and the Supplemental Plan, respectively, if the employee is not entitled to a vested benefit under the Retirement Plan at the time he or she separates from service;

•
Vacation Pay Enhancement.    A lump sum cash benefit equal to the employee's unused and accrued vacation notwithstanding whether any minimum service requirement has been met under our vacation policy; and

•
Gross-Up Payment; If Applicable.    A tax gross-up payment if the employee is subject to an excise tax on his or her change of control benefits. If the change of control benefits are less than $50,000 over the employee's safe harbor limit, $100,000 in the case of the Chief Executive Officer, then his or her benefits will be reduced to the safe harbor limit to avoid the imposition of the excise tax.

In addition, all unvested restricted stock units awarded at least six months prior to the change of control shall become immediately vested upon the employee's termination.
Benefits Protection Trust Agreement.    We have entered into a Benefits Protection Trust Agreement, or Trust, which provides that in the event of a change of control the Trust will become irrevocable and within 30 days of the change of control we will deposit with the trustee enough assets to ensure that the total assets held by the Trust are sufficient to cover any anticipated trust expenses and to guarantee payment of the benefits payable to our employees under the Supplemental Plan; the Management Performance Award Plan and Management Performance Award Plan II (predecessor plans to our current annual incentive plan); the Annual Incentive Plan (our current annual incentive plan); the Severance Program; the Management Deferred Compensation Plan; the Deferred Compensation Plan for Directors; the Deferred Compensation Plan for Directors II; the Directors' Retirement Plan; the Severance Program; Mr. Covey's letter agreement relating to retirement benefits; certain nonforfeitable benefits provided to Mr. Stinnett; and certain agreements between us and certain of our former employees. At least annually after the initial funding of the Trust, an actuary will be retained to re-determine the benefit commitments and expected fees. If the Trust assets do not equal or exceed 110% of the re-determined amount, then we are, or our successor is, obligated to deposit additional assets into the Trust.

Potential Payments Upon Termination in Connection with Retirement, Death or Disability
The following table summarizes the value as of December 31, 2011, of annual incentive plan awards, the number and value of performance shares that our named executive officers would be entitled to receive at the end of the applicable performance periods, and the number and value of restricted stock units for which vesting would have been accelerated, assuming the respective officer's employment terminated on December 31, 2011, in connection with death, disability or retirement. The value of all equity awards has been calculated using the company's closing stock price on December 30, 2011 of $31.11

	Pro-Rata Annual Bonus ($)(1)	Prorated Number of Shares Issued at End of Performance Period (2)	Value of Performance Shares as of December 31, 2011 ($)(3)	Accelerate Number of RSU(#)(4)	Value of RSUs as of December 31, 2011 ($)(3)	Total ($)
Michael Covey	500,514	38,032	1,183,179	—	—	1,683,693
Eric Cremers	205,650	8,714	271,084	2,905	90,369	567,103
Brent Stinnett	137,268	6,147	191,223	2,049	63,734	392,225
Lorrie Scott	112,509	1,596	49,650	1,400	43,550	205,709
Thomas Temple	118,746	5,005	155,720	1,668	51,904	326,370

(1)
All executive officers are entitled to a payment of the pro-rata portion of their annual bonus, based on the Company's actual performance. As the termination event would occur on December 31, 2011, we have shown the full year actual annual bonus.

(2)
Performance share awards for the 2010 - 2012 and 2011 - 2013 performance periods are paid out on a pro-rata basis, based on "actual" performance,. Actual performance may range from 0% to 200%. We have illustrated these awards, on a pro rata basis, assuming target performance, as these awards are mid-cycle. The number of shares represented in this column includes dividend equivalents through December 31, 2011.

(3)	The amounts shown in this column were calculated using the company's closing stock price on December 30, 2011 of $31.11.

(4)
The number of restricted stock units, or RSUs, shown in this column reflects the accelerated vesting of RSUs pursuant to the terms of the RSU award grant agreements. The number of shares represented in this column includes dividend equivalents through December 31, 2011. RSUs that vested during 2011 pursuant to the regular vesting schedule for such RSU awards are reflected in the Option Exercises and Stock Vested Table above.

Annual Incentive Plan. Under our annual incentive plan, upon the death or disability of an employee, the employee or his or her beneficiary or estate, is entitled to a pro rata portion of the employee's target annual cash incentive award.
Long-Term Incentive Plan.     If an employee's employment terminates during the performance period for unvested performance shares because of retirement, disability or death, the employee, or his or her beneficiary, is entitled to a prorated number of the performance shares subject to the award. The prorated number of performance shares earned is determined at the end of the performance period based on the ratio of the number of completed calendar months the employee is employed during the performance period to the total number of months in the performance period. The prorated number of performance shares, plus dividend equivalents equal to the cash distributions that would have been paid on the shares earned had the employee owned the shares during the three-year period, are paid at the end of the applicable performance period. With respect to restricted stock units, if the employee's employment terminates because of retirement, disability or death, and the vesting of the employee's restricted stock units is to occur in its entirety as of a single date, the employee, or his or her beneficiary, will be entitled to a pro rata portion of the restricted stock units. If the vesting is to occur ratably, such as 20%, 20% and 60% over a three-year period, the employee, or his or her beneficiary, will receive the already vested restricted stock units as well as the next tranche of restricted stock units scheduled to vest.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We recommend a vote FOR this proposal.
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement.
As described under the heading “Compensation Discussion and Analysis,” commencing on page 24, our key compensation objectives are to recruit, motivate and retain talented and experienced executives, ensure our incentive compensation is aligned with short-term and long-term company performance and align our employees’ interests with those of our stockholders. Our executive compensation programs are designed to provide all of our executives a fair and competitive incentive-based compensation package that is tied to the performance of both the individual and the company. We target our compensation levels to be at, or near, the median compensation paid by other comparable companies in our industry. A significant portion of total compensation for our senior executives is at risk and dependent on the achievement of target levels of performance. In addition, in order to maintain fiscal discipline, incentive compensation includes thresholds and caps. We urge stockholders to read the “Compensation Discussion and Analysis” for a more detailed discussion of our executive compensation programs and how they reflect our philosophy and are linked to company performance.
We are asking our stockholders to approve our named executive officer compensation as described in this proxy statement by voting “FOR” the following advisory resolution at the Annual Meeting:
RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the “Compensation Discussion and Analysis, ” the “Summary Compensation Table” and the related compensation tables, notes and narratives in the company’s proxy statement for the 2012 Annual Meeting of Stockholders.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

GENERAL INFORMATION

Stockholder Proposals for 2013

We anticipate that the next Annual Meeting of stockholders will be held in May of 2013. In order to be considered for inclusion in our 2013 proxy statement, stockholder proposals must comply with SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and must be submitted in writing to: Office of the Corporate Secretary, Potlatch Corporation, 601 West First Ave., Suite 1600, Spokane, WA 99201. Proposals must be received on or prior to December 3, 2012.

Our Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2013 annual meeting (other than a stockholder proposal submitted for inclusion in our 2013 proxy statement) must provide notice of such business to the Office of the Corporate Secretary at the address above not earlier than January 7, 2013 and not later than the close of business on February 6, 2013. Proposals should include the information set forth in our Bylaws. A copy of our Bylaws is available for downloading or printing by going to our public website at www.potlatchcorp.com, and selecting “Investor Resources,” and then “Corporate Governance.”

Other Information
We will make available to a stockholder, free of charge, any of the following documents at the stockholder’s request:

Filings with the Securities and Exchange Commission

•	Annual Reports on Form 10-K

•	Quarterly Reports on Form 10-Q

•	Current Reports on Form 8-K

•	Registration Statements Beneficial Ownership Reports for Directors and Executive Officers
Charter Documents

•	Amended and Restated Bylaws

•	Second Restated Certificate of Incorporation
Committee Charters

•	Audit Committee Charter

•	Executive Compensation and Personnel Policies Committee Charter

•	Finance Committee Charter

•	Nominating and Corporate Governance Committee Charter
Governance Documents

•	Conduct and Ethics Code

•	Corporate Governance Guidelines

•	Audit Committee Pre-approval Policy

•	Officer Stock Ownership Guidelines

•	Related Person Transactions Policy

•	Audit Committee Hiring Policy

•	Audit Committee Independence and Financial Expert Policy

•	Securities Law Compliance and Insider Trading Policy

•	Director Independence Policy

•	Director Stock Ownership Guidelines

•	Corporation Financial Restatement Clawback Policy

These documents are available for downloading or printing by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” and then “Corporate Governance.” You may also submit a request for printed copies by email to investorinfo@potlatchcorp.com or by mail to the following address:

Potlatch Corporation
Attn: Corporate Secretary
601 West First Ave., Suite 1600
Spokane, WA 99201

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

POTLATCH CORPORATION

INTERNET
http://www.proxyvoting.com/pch
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

20153

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THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3.

Please mark your votes as indicated in this example **X**

The Board of Directors recommends a vote FOR the election of two Directors to serve until the 2015 Annual Meeting of Stockholders.

Proposal 1 – Election of Directors Nominees:	FOR	AGAINST	ABSTAIN
1.1. Boh A. Dickey	☐	☐	☐
1.2. William L. Driscoll	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.

	FOR	AGAINST	ABSTAIN
Proposal 2 – Ratification of the appointment of KPMG LLP as our independent auditors for 2012.	☐	☐	☐
Proposal 3 – Advisory vote to approve executive compensation.	☐	☐	☐

WILL ATTEND

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box. ☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date __________

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▼ FOLD AND DETACH HERE ▼

PROXY

Proxy for Annual Meeting of Stockholders to be Held May 7, 2012 at 9:00 a.m. local time (Pacific)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POTLATCH CORPORATION

The undersigned hereby appoints Michael J. Covey, Eric J. Cremers and Lorrie D. Scott, as proxies with full power in each to act without the others and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Potlatch Corporation to be held on May 7, 2012, or at any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSAL 2 AND 3.

YOUR VOTE IS IMPORTANT. **This proxy must be signed and dated on the reverse side.**

(PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

20153

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 1, 2012.

POTLATCH CORPORATION

INTERNET
http://www.proxyvoting.com/pch
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

20153-ylw

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THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3.

Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote FOR the election of two Directors to serve until the 2015 Annual Meeting of Stockholders.

Proposal 1 – Election of Directors Nominees:	FOR	AGAINST	ABSTAIN
1.1. Boh A. Dickey	☐	☐	☐
1.2. William L. Driscoll	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.

	FOR	AGAINST	ABSTAIN
Proposal 2 – Ratification of the appointment of KPMG LLP as our independent auditors for 2012.	☐	☐	☐
Proposal 3 – Advisory vote to approve executive compensation.	☐	☐	☐

WILL ATTEND

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box. ☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ______________________ Signature ______________________ Date ____________

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PROXY

Proxy for Annual Meeting of Stockholders to be Held May 7, 2012 at 9:00 a.m. local time (Pacific)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POTLATCH CORPORATION

On behalf of The Board of Directors of Potlatch Corporation, this proxy is solicited from participants in the Potlatch Salaried 401(k) Plan. Your shares will be voted as directed by you, but if not otherwise directed, **FOR** each director nominee and, **FOR** Proposal 2 and 3. If you do not return this voting instruction form or vote by telephone or internet, the Trustee (Mercer Trust Company) must vote your Plan shares in the same proportion as voted by other Plan participants.

YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side.

(PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)

Address Change/Comments **(Mark the corresponding box on the reverse side)**

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

20153-ylw

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 1, 2012.

POTLATCH CORPORATION

INTERNET
http://www.proxyvoting.com/pch
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

20153-gr

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3.

Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote FOR the election of two Directors to serve until the 2015 Annual Meeting of Stockholders.

Proposal 1 – Election of Directors Nominees:	FOR	AGAINST	ABSTAIN
1.1. Boh A. Dickey	☐	☐	☐
1.2. William L. Driscoll	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.

	FOR	AGAINST	ABSTAIN
Proposal 2 – Ratification of the appointment of KPMG LLP as our independent auditors for 2012.	☐	☐	☐
Proposal 3 – Advisory vote to approve executive compensation.	☐	☐	☐

WILL ATTEND

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box. ☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ______________________ Signature ______________________ Date ____________

▼ FOLD AND DETACH HERE ▼

PROXY

Proxy for Annual Meeting of Stockholders to be Held May 7, 2012 at 9:00 a.m. local time (Pacific)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POTLATCH CORPORATION

On behalf of The Board of Directors of Potlatch Corporation, this proxy is solicited from participants in the Potlatch Hourly 401(k) Plan. Your shares will be voted as directed by you, but if not otherwise directed, **FOR** each director nominee and, **FOR** Proposal 2 and 3. If you do not return this voting instruction form or vote by telephone or internet, the Trustee (Mercer Trust Company) must vote your Plan shares in the same proportion as voted by other Plan participants.

YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side.

(PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

20153-gr